EXHIBIT 10.1

CREDIT AGREEMENT

by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lead Arranger,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Book Runner,

BMO HARRIS BANK N.A.,

as Syndication Agent,

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders,

and

ACCURIDE CORPORATION
and
ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

as Borrowers

Dated as of July 11, 2013

1.	DEFINITIONS AND CONSTRUCTION.		1
	1.1	Definitions	1
	1.2	Accounting Terms	1
	1.3	Code	1
	1.4	Construction	2
	1.5	Time References	2
	1.6	Schedules and Exhibits	3
	1.7	Exchange Rates; Currency Equivalents; Applicable Currency	3
2.	LOANS AND TERMS OF PAYMENT.		3
	2.1	Revolving Loans	3
	2.2	FILO Term Loan	4
	2.3	Borrowing Procedures and Settlements	4
	2.4	Payments; Reductions of Commitments; Prepayments	8
	2.5	Promise to Pay; Promissory Notes	13
	2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	13
	2.7	Crediting Payments	15
	2.8	Designated Account	15
	2.9	Maintenance of Loan Account; Statements of Obligations	15
	2.10	Fees	15
	2.11	Letters of Credit	16
	2.12	LIBOR Option	23
	2.13	Capital Requirements	24
	2.14	Accordion	26
	2.15	Joint and Several Liability of Borrowers	27
3.	CONDITIONS; TERM OF AGREEMENT.		29
	3.1	Conditions Precedent to the Initial Extension of Credit	29
	3.2	Conditions Precedent to all Extensions of Credit	29
	3.3	Maturity	30
	3.4	Effect of Maturity	30
	3.5	Early Termination by Borrowers	30
4.	REPRESENTATIONS AND WARRANTIES.		30
	4.1	Due Organization and Qualification; Subsidiaries	30
	4.2	Due Authorization; No Conflict	31
	4.3	Governmental Consents	31
	4.4	Binding Obligations; Perfected Liens	32
	4.5	Title to Assets; No Encumbrances	32
	4.6	Litigation	32
	4.7	Compliance with Laws	32
	4.8	No Material Adverse Effect	32
	4.9	Solvency	32
	4.10	Employee Benefits	33
	4.11	Environmental Condition	33
	4.12	Complete Disclosure	34
	4.13	Patriot Act	34

	4.14	Indebtedness	34
	4.15	Payment of Taxes	34
	4.16	Margin Stock	34
	4.17	Governmental Regulation	34
	4.18	OFAC	35
	4.19	Employee and Labor Matters	35
	4.20	[Intentionally Omitted]	35
	4.21	[Intentionally Omitted]	35
	4.22	Eligible Accounts	35
	4.23	Eligible Inventory	35
	4.24	Location of Inventory and Equipment	36
	4.25	Inventory Records	36
	4.26	Senior Secured Notes Documents	36
	4.27	Immaterial Subsidiaries	36
	4.28	Canadian Pension Plans	36
5.	AFFIRMATIVE COVENANTS.		36
	5.1	Financial Statements, Reports, Certificates	36
	5.2	Reporting	37
	5.3	Existence	37
	5.4	Maintenance of Properties	37
	5.5	Taxes	37
	5.6	Insurance	37
	5.7	Inspection	38
	5.8	Compliance with Laws	38
	5.9	Environmental	38
	5.10	Disclosure Updates	39
	5.11	Formation of Subsidiaries	39
	5.12	Further Assurances	39
	5.13	Lender Meetings	40
	5.14	Location of Inventory and Equipment	40
	5.15	Enhancements to Senior Secured Notes Indebtedness	40
	5.16	Post-Closing Matters	40
	5.17	Compliance with ERISA and the IRC	40
6.	NEGATIVE COVENANTS.		41
	6.1	Indebtedness	41
	6.2	Liens	41
	6.3	Restrictions on Fundamental Changes	41
	6.4	Disposal of Assets	41
	6.5	Nature of Business	41
	6.6	Prepayments and Amendments	42
	6.7	Restricted Payments	42
	6.8	Accounting Methods	43
	6.9	Investments	43
	6.10	Transactions with Affiliates	43
	6.11	Use of Proceeds	43
	6.12	[Intentionally Omitted]	44
	6.13	[Intentionally Omitted]	44

	6.14	Immaterial Subsidiaries	44
	6.15	Employee Benefits	44
	6.16	Canadian Pension Plans	44
7.	FINANCIAL COVENANTS.		44
8.	EVENTS OF DEFAULT.		44
	8.1	Payments	45
	8.2	Covenants	45
	8.3	Judgments	45
	8.4	Voluntary Bankruptcy, etc	45
	8.5	Involuntary Bankruptcy, etc	45
	8.6	Default Under Other Agreements	45
	8.7	Representations, etc	46
	8.8	Guaranty	46
	8.9	Security Documents	46
	8.10	Loan Documents	46
	8.11	Change in Control	46
	8.12	ERISA	46
	8.13	Intercreditor Agreement	46
9.	RIGHTS AND REMEDIES.		46
	9.1	Rights and Remedies	46
	9.2	Remedies Cumulative	47
10.	WAIVERS; INDEMNIFICATION.		47
	10.1	Demand; Protest; etc	47
	10.2	The Lender Group’s Liability for Collateral	47
	10.3	Indemnification	48
11.	NOTICES.		49
12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.		49
13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		51
	13.1	Assignments and Participations	51
	13.2	Successors	54
14.	AMENDMENTS; WAIVERS.		54
	14.1	Amendments and Waivers	54
	14.2	Replacement of Certain Lenders	56
	14.3	No Waivers; Cumulative Remedies	56
15.	AGENT; THE LENDER GROUP.		57
	15.1	Appointment and Authorization of Agent	57
	15.2	Delegation of Duties	57

	15.3	Liability of Agent	58
	15.4	Reliance by Agent	58
	15.5	Notice of Default or Event of Default	58
	15.6	Credit Decision	59
	15.7	Costs and Expenses; Indemnification	59
	15.8	Agent in Individual Capacity	60
	15.9	Successor Agent	60
	15.10	Lender in Individual Capacity	60
	15.11	Collateral Matters	61
	15.12	Restrictions on Actions by Lenders; Sharing of Payments	62
	15.13	Agency for Perfection	62
	15.14	Payments by Agent to the Lenders	63
	15.15	Concerning the Collateral and Related Loan Documents	63
	15.16	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	63
	15.17	Several Obligations; No Liability	64
	15.18	Lead Arranger, Book Runner, and Syndication Agent	64
16.	WITHHOLDING TAXES.		64
	16.1	Payments	64
	16.2	Exemptions	65
	16.3	Reductions	66
	16.4	Refunds	67
17.	GENERAL PROVISIONS.		67
	17.1	Effectiveness	67
	17.2	Section Headings	67
	17.3	Interpretation	67
	17.4	Severability of Provisions	67
	17.5	Bank Product Providers	67
	17.6	Debtor-Creditor Relationship	68
	17.7	Counterparts; Electronic Execution	68
	17.8	Revival and Reinstatement of Obligations; Certain Waivers	68
	17.9	Confidentiality	69
	17.10	Survival	70
	17.11	Patriot Act	70
	17.12	Integration	70
	17.13	Accuride as Agent for Borrowers	71
	17.14	Currency Indemnity	71
	17.15	OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC	72

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-2	Existing Letters of Credit
Schedule E-3	Concentration Limits
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.19	Employee and Labor Matters
Schedule 4.24	Location of Inventory
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 5.16	Post-Closing Matters

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of July 11, 2013, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Lead Arranger”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as book runner (in such capacity, together with its successors and assigns in such capacity, the “Book Runner”), BMO HARRIS BANK N.A., a national banking association, as syndication agent (in such capacity, together with its successors and assigns in such capacity, the “Syndication Agent”), ACCURIDE CORPORATION, a Delaware corporation (“Accuride”), and the Subsidiaries of Accuride identified on the signature pages hereof (such Subsidiaries, together with Accuride, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1           Definitions.  Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2           Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrowers notify Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon by the Borrowers and the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.  Notwithstanding anything to the contrary contained herein, (a) all financial covenants contained herein shall be calculated without giving effect to any election under the Financial Accounting Standards Board Accounting Standards Codification 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that (i) is unqualified as to going concern or the scope of the audit, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3           Code.  Any terms used in this Agreement that are defined in (a) the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern, and (b) the PPSA shall be construed and defined as set forth in the PPSA, as applicable.

1.4           Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including reasonable and documented attorney’s fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders.  Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise or Agent otherwise determines, amounts expressed in Dollars at any time when used with respect to any Loan Parties or Subsidiaries thereof that are not formed or organized in the United States or similar matters shall be deemed to mean the Dollar Equivalent of such amount.

1.5           Time References.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Central Standard Time or Central Daylight Saving Time, as in effect in Chicago, Illinois on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6           Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7           Exchange Rates; Currency Equivalents; Applicable Currency.  For purposes of this Agreement any references to amounts denominated in Canadian Dollars shall be determined in accordance with the Dollar Equivalent thereof.  Except as otherwise expressly provided herein, the applicable amount of any currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenants) shall be determined in Dollars based on the Dollar Equivalent thereof.  The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate.  Borrowers shall report value and other Borrowing Base components to Agent in the currency invoiced by Borrowers or shown in Borrowers' financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars.

2.	LOANS AND TERMS OF PAYMENT.

2.1           Revolving Loans.

(a)           Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)         such Lender’s Revolver Commitment, or

(ii)         such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)           the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and

(B)           the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent) less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time.

(b)           Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c)           Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Inventory Reserves, Bank Product Reserves, Canadian Priority Payables Reserves (solely to the extent affecting Collateral located or deemed located in Canada (or in any province or territory thereof)) and other Reserves against the Borrowing Base or the Maximum Revolver Amount.  The amount of any Receivable Reserve, Inventory Reserve, Bank Product Reserve, Canadian Priority Payables Reserves or other Reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained.

2.2           FILO Term Loan.  Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a FILO Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “FILO Term Loan”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the FILO Term Loan Amount.  The principal of the FILO Term Loan shall be repaid in monthly installments of $416,666.67 on the last day of each calendar month (commencing July 31, 2013) until repaid in full.  The outstanding unpaid principal balance and all accrued and unpaid interest on the FILO Term Loan shall be due and payable on the earlier of (a) the FILO Term Loan Maturity Date, and (b) the date of the acceleration of the FILO Term Loan in accordance with the terms hereof.  Any principal amount of the FILO Term Loan that is repaid or prepaid may not be reborrowed.  All principal of, interest on, and other amounts payable in respect of the FILO Term Loan shall constitute Obligations hereunder.

2.3           Borrowing Procedures and Settlements.

(a)           Procedure for Borrowing Revolving Loans.  Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent and received by Agent no later than 11:00 a.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, and (ii) on the Business Day that is 1 Business Day prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day.  At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)           Making of Swing Loans.  In the case of a request for a Swing Loan and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $10,000,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account.  Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.  Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan.  The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.

(c)           Making of Revolving Loans.

(i)         In the case of a request for a Revolving Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is 1 Business Day prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is 1 Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than noon on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)         Unless Agent receives notice from a Lender prior to 11:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount.  If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than noon on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account).  If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted.  A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error.  If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d)           Protective Advances and Optional Overadvances.

(i)         Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).  Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed 10% of the Borrowing Base.

(ii)         Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 10% of the Borrowing Base, and (B) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount.  In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence.  In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  In any event: (1) if any intentional Overadvance remains outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay Revolving Loans in an amount sufficient to eliminate all such unintentional Overadvances, and (2) after the date all such Overadvances have been eliminated, there must be at least five (5) consecutive days before any subsequent intentional Overadvances are made.  The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e)(i).  Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii)         Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Extraordinary Advances shall be payable to Agent solely for its own account.  The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.  The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.  Notwithstanding anything contained in this Section 2.3(d), Agent shall use reasonable efforts to promptly notify Borrowers following the occurrence of any Extraordinary Advance, but the non-willful failure of Agent to do so shall not be a breach of this Agreement.

(iv)         Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, (a) no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to 10% of the Borrowing Base and (b) no Lender will be required to fund any Extraordinary Advance to the extent that such Extraordinary Advance would cause such Lender’s funded portion of the Revolving Loans to exceed such Lender’s Revolver Commitment.

(e)           Settlement.  It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans.  Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, the Swing Loans, and the Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:

(i)         Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to Borrowers’ or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 4:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans, Swing  Loans, and Extraordinary Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(g)):  (y) if the amount of the Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 2:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 2:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances).  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)         In determining whether a Lender’s balance of the Revolving Loans, Swing Loans, and Extraordinary Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans, Swing Loans, and Extraordinary Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)         Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans.  Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans.  If, as of any Settlement Date, payments or other amounts of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv)         Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f)           Notation.  Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Revolving Loans, owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)           Defaulting Lenders.

(i)         Notwithstanding the provisions of Section 2.4(b)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii).  Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii).  The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers).  The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such  Defaulting Lender. Any failure by a Defaulting Leder to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent if consent of Agent is required for an assignment to such substitute Lender pursuant to Section 13.1(a).  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii)         If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A)           such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Loan Exposures plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B)           if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also the Issuing Bank;

(C)           if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D)           to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E)           to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F)           so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G)           Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to the Issuing Bank and the Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d).

(iii)         During any period of time while a Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive, and Borrowers shall not be required to pay such Defaulting Lender, any fees pursuant to Section 2.10(b).

(h)           Independent Obligations.  All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4           Payments; Reductions of Commitments; Prepayments.

(a)           Payments by Borrowers.

(i)         Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 3:30 p.m. on the date specified herein.  Any payment received by Agent later than 3:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)    Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent mayassume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(iii)         If applicable, Agent may, at its option (but is not obligated to), convert any payments received in respect of the Obligations of Loan Parties that are not in Dollars to Dollars at the Exchange Rate calculated by Agent in good faith, and Borrowers shall pay the costs of such conversion (or Agent may, at its option, charge such costs to the Loan Account).

(b)           Apportionment and Application.

(i)         Subject to the Intercreditor Agreement, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.  Subject to Section 2.4(b)(iv) and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)         Subject to the Intercreditor Agreement, at any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)           first, to pay any Lender Group Expenses (including cost or expense reimbursements that are Lender Group Expenses) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B)           second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C)           third, to pay interest due in respect of all Protective Advances until paid in full,

(D)           fourth, to pay the principal of all Protective Advances until paid in full,

(E)           fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements that are Lender Group Expenses) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F)           sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents (other than any such fees or premiums in respect of the FILO Term Loan) until paid in full,

(G)           seventh, ratably, to pay any fees or premiums then due under the Loan Documents in respect of the FILO Term Loan until paid in full,

(H)           eighth, to pay interest accrued in respect of the Swing Loans until paid in full,

(I)           ninth, to pay the principal of all Swing Loans until paid in full,

(J)           tenth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances) until paid in full,

(K)           eleventh, ratably, to pay interest accrued in respect of the FILO Term Loan until paid in full,

(L)           twelfth, ratably

i.           to pay the principal of all Revolving Loans until paid in full,

ii.           to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to (x) 105% of the Letter of Credit Usage in the case of Letters of Credit denominated in Dollars and (y) 115% of the Letter of Credit Usage in the case of Letters of Credit denominated in a currency other than Dollars (in each case, to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),

iii.           up to the amount (after taking into account any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance reasonably satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),

(M)           thirteenth, ratably, to pay the principal in respect of the FILO Term Loan until paid in full,

(N)           fourteenth, ratably, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(O)           fifteenth, ratably, to pay any Obligations owed to Defaulting Lenders; and

(P)           sixteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)         Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv)         In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v)         For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi)         In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c)           Reduction of Commitments.

(i)          Revolver Commitments.  The Revolver Commitments shall terminate on the Maturity Date.  Borrowers may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a).  Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 5 Business Days prior written notice to Agent, and shall be irrevocable (other than as provided in Section 3.5).  Once reduced, the Revolver Commitments may not be increased.  Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii)          FILO Term Loan Commitments.  The FILO Term Loan Commitments shall terminate upon the making of the FILO Term Loan.

(d)   Optional Prepayments.

(i)          Revolving Loans.  Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.

(ii)          FILO Term Loan.  Borrowers may, upon at least 3 Business Days prior written notice to Agent, prepay the principal of the FILO Term Loan, in whole or in part, without premium or penalty.  Each prepayment made pursuant to this Section 2.4(d)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid.  Each such prepayment shall be applied against the remaining installments of principal due on the FILO Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the FILO Term Loan Maturity Date shall constitute an installment).

(e)           Mandatory Prepayments.

(i)         Borrowing Base.  If, at any time, (A) the Revolver Usage on such date exceeds (B) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.

(ii)         Indebtedness.  Within 5 Business Days of the date of incurrence by any Borrower or any Subsidiary of any Borrower of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence.  The provisions of this Section 2.4(e)(ii) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(iii)         Imperial Sale.  If the Imperial Sale Prepayment Conditions are not satisfied, then within 5 Business Days of the date of consummation of the Imperial Sale, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount not less than the reduction in Availability resulting from the Imperial Sale; provided, that if a Default or an Event of Default shall have occurred and be continuing on the date of consummation of the Imperial Sale, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount not less than the greater of (x) the reduction in Availability resulting from the Imperial Sale and (y) the book value of all ABL Priority Collateral sold or disposed of in connection with the Imperial Sale.  For purposes of this Section 2.4(e)(iii), “Imperial Sale Prepayment Conditions” means that at the time of the consummation of the Imperial Sale and immediately after giving effect thereto each of the following conditions are satisfied:  (a) no Default or Event of Default shall have occurred and be continuing and (b) Excess Availability (on the date of the consummation of the Imperial Sale and immediately after giving effect thereto) and Historical Excess Availability, calculated on a pro forma basis in accordance with the definition thereof, shall exceed the greater of (i) $15,000,000 and (ii) 25% of the Maximum Stated Revolver Amount as then in effect.

(f)           Application of Payments.  Each prepayment pursuant to Section 2.4(e) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full (with no corresponding permanent reduction in the Maximum Revolver Amount or the Maximum Stated Revolver Amount), second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and third, to the outstanding principal amount of the FILO Term Loan until paid in full, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).  Each such prepayment of the FILO Term Loan shall be applied against the remaining installments of principal of the FILO Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the FILO Term Loan Maturity Date shall constitute an installment).

2.5           Promise to Pay; Promissory Notes.

(a)           Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)); provided, that Agent shall, so long as no Event of Default has occurred and is continuing, notify Administrative Borrower in writing at or before the time Lender Group Expenses consisting of fees and expenses for field examinations, appraisals, and valuations or attorneys’ fees and legal expenses are payable, but a non-willful failure of Agent to so notify Administrative Borrower shall not be a breach of this Agreement.  Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, reasonable and documented costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.  Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b)           Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes.  In such event, Borrowers shall promptly execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers.  Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6           Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a)           Interest Rates.  Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i)         if the relevant Obligation is a LIBOR Rate Loan (other than a FILO Term Loan), at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin,

(ii)         if the relevant Obligation is a LIBOR Rate Loan that is a FILO Term Loan, at a per annum rate equal to the LIBOR Rate plus the FILO LIBOR Rate Margin, and

(iii)         otherwise, at a per annum rate equal to (x) in the case of a FILO Term Loan, the Base Rate plus the FILO Base Rate Margin and (y) if the relevant Obligation is not a FILO Term Loan, the Base Rate plus the Base Rate Margin.

(b)           Letter of Credit Fee.  Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the undrawn amount of all outstanding Letters of Credit.

(c)           Default Rate.  Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders,

(i)         all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and

(ii)         the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)           Payment.  Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest, all Letter of Credit Fees and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each quarter; provided, that if an Event of Default has occurred and is continuing, such amounts shall be due and payable, in arrears, on the first day of each month, and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)); provided, that Agent shall, so long as no Event of Default has occurred and is continuing, notify Administrative Borrower in writing at or before the time Lender Group Expenses consisting of fees and expenses for field examinations, appraisals, and valuations or attorneys’ fees and legal expenses are payable, but a non-willful failure of Agent to so notify Administrative Borrower shall not be a breach of this Agreement.  Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each quarter (or, if an Event of Default has occurred and is continuing, on the first day of each month), all interest accrued during the prior quarter (or if an Event of Default has occurred and is continuing, month) on the Revolving Loans or the FILO Term Loan hereunder, (B) on the first day of each quarter (or, if an Event of Default has occurred and is continuing, on the first day of each month), all Letter of Credit Fees accrued or chargeable hereunder during the prior quarter (or, if an Event of Default has occurred and is continuing, during the prior month), (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k), (G) as and when incurred or accrued, all other Lender Group Expenses, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products).  All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e)           Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue, other than interest for Base Rate Loans which shall be calculated on the basis of 365- or 366- day year, as applicable, and actual days elapsed.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)           Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7           Crediting Payments.  The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 3:30 p.m.  If any payment item is received into Agent’s Account on a non-Business Day or after 3:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8           Designated Account.  Agent is authorized to make the Revolving Loans and the FILO Term Loan, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone who Agent reasonably believes to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9           Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the FILO Term Loan, all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, with the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account.  Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the FILO Term Loan and the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 45 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10           Fees.

(a)           Agent Fees.  Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b)           Unused Line Fee.  Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average amount of the Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(c)           Field Examination and Other Fees.  Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable and documented out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Borrower or any Subsidiary of a Borrower performed by personnel employed by Agent, (ii) if implemented by any Borrower or any Subsidiary of a Borrower, a fee of $1,000 per day, per Person, plus reasonable and documented out-of-pocket expenses (including travel, meals, and lodging) in connection with the establishment by such Borrower and/or such Subsidiaries of electronic collateral reporting, and (iii) the actual fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus reasonable and documented out-of-pocket expenses (including travel, meals, and lodging) if it elects to employ the services of one or more third Persons to perform field examinations of any Borrower or any Subsidiary of a Borrower, to appraise the Collateral, or any portion thereof, or to assess any Borrower’s or its Subsidiaries’ business valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than 2 field examinations during any calendar year and more than 1 appraisal of the Collateral during any calendar year; provided, further, that if, during any calendar year, Excess Availability is less than (x) 12.5% of the Maximum Revolver Amount for three consecutive Business Days, or (y) 10% of the Maximum Revolver Amount at any time, Borrowers shall be obligated to reimburse Agent for one additional field examination and one additional appraisal of the Collateral during such calendar year, if such additional field examination and/or such additional appraisal of the Collateral (as applicable) are performed.

2.11           Letters of Credit.

(a)           Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested Letter of Credit for the account of Borrowers.  By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit.  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank and not less than 3 Business Days (or such shorter periods as Issuing Bank shall agree) in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be reasonably necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances.  Issuing Bank’s records of the content of any such request will be conclusive absent manifest error.  Each Letter of Credit (whether being issued for the first time or being renewed or extended) shall by its terms terminate on or before the earlier of (x) the date which occurs 12 months after the date of issuance (or renewal or extension) thereof and (y) five Business Days prior to the Maturity Date.

(b)           Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)         the Letter of Credit Usage would exceed $20,000,000, or

(ii)         the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or

(iii)         the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.

(c)           In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate the Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii).  Additionally, Issuing Bank shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) amounts demanded to be paid under any Letter of Credit will or may not be in United States Dollars, unless otherwise agreed in writing by Issuing Bank.

(d)           Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit; provided that (i) until Agent advises any such Issuing Bank that the provisions of Section 3.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Bank, such Issuing Bank shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Bank may agree.  Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank at the request of Borrowers on the Closing Date.  Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank; provided, that without the prior written consent of Issuing Bank, the amounts payable under each Letter of Credit shall be payable in Dollars.  If Issuing Bank makes a payment under a Letter of Credit, (i) Issuing Bank shall provide prompt notice thereof to Agent and Administrative Borrower, but a non-willful failure of Issuing Bank to so notify Agent and Administrative Borrower shall not be a breach of this Agreement and (ii) the Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans.  If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan.  Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.

(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders.  By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)           Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other reasonable and documented costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”; provided that such Letter of Credit Indemnified Costs are limited to (x) a single counsel for all Letter of Credit Related Persons, (y) if necessary, a single local counsel for such Letter of Credit Related Persons in each relevant jurisdiction material to the interest of such Letter of Credit Related Persons, and (z) if necessary, one additional counsel for all the Letter of Credit Related Persons if a conflict of interest arises), and which arise out of or in connection with, or as a result of:

(i)         any Letter of Credit or any pre-advice of its issuance;

(ii)         any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)         any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)         any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)         any unauthorized instruction or request made to Issuing Bank in connection with any Letter of credit or requested Letter of credit or error in computer or electronic transmission;

(vi)         an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)         any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)         the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)         Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x)         the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity.  Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on the date 3 Business Days after demand all amounts owing under this Section 2.11(f).  If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law.  This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)           The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct.  Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(h)           Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers.  Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes.  With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit if, at the time of such notice, it would not be required to issue a new Letter of Credit under this Agreement and, if Borrowers do not at any time want such Letter of Credit to be renewed, Borrowers will so notify Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(i)           Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)           any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii)           payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)           Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)           Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)           the existence of any claim, set-off, defense or other right that any Borrower or any Subsidiary of any Borrower may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi)           any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(vii)           the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j)           Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i)         honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)         honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)         acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)         the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)         acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)         any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrowers;

(vii)         any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)         assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)         payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)         acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)         honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii)         dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)         honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons;

provided, however, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank or any Letter of Credit Related Person from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank or such Letter of Credit Related Person following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank or such Letter of Credit Related Person arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(k)    Borrowers shall pay to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges: (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each Letter of Credit of 0.250% per annum of the face amount thereof, which fee shall be due and payable quarterly in arrears as required by Agent following the first day of each quarter, and (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations), such commissions, fees and charges to be paid upon demand to Borrowers for payment thereof (it being acknowledged and agreed that any charging of such commissions, fees and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)).

(l)           If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)         any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)         there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after delivery of the certificate described in the last sentence of this clause (l), such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date such payment is due until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m)           Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(n)           In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

2.12   LIBOR Option.

(a)           Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans or the FILO Term Loan be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Borrowers have properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Revolving Loans or the FILO Term Loan bear interest at a rate based upon the LIBOR Rate.

(b)           LIBOR Election.

(i)         Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 1:00 p.m. at least 1 Business Day prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Revolving Loans or the FILO Term Loan and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day).  Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii)         Each LIBOR Notice shall be irrevocable and binding on Borrowers.  In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto, excluding for any Lender any such failure that arises as a result of a notice by such Lender pursuant to Section 2.12(d)(ii) (such losses, costs, or expenses, “Funding Losses”).  A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error.  Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.  If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iii)         Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than 10 LIBOR Rate Loans in effect at any given time.  Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c)           Conversion.  Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12(b)(ii).

(d)           Special Provisions Applicable to LIBOR Rate.

(i)         The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs or changes in the reserve requirements imposed by the Board of Governors, in each case, due to any Change in Law (excluding any changes in tax laws), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)         In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and (x) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (y) such Lender’s obligation to fund LIBOR Rate Loans shall be suspended and replaced with an obligation to fund Base Rate Loans (even though all other Lenders shall continue to fund their portion of such Loans as LIBOR Rate Loans) until such Lender determines that it would no longer be unlawful or impractical to fund LIBOR Rate Loans.

(e)           No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13           Capital Requirements.

(a)           If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law) which results from any Change in Law, has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital as a consequence of Issuing Bank’s or such Lender’s commitments hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof.  Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)           If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or  Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  Borrowers agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l),  Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Bank or substitute a Lender (such substitute Lender to be reasonably acceptable to Agent if consent of Agent is required for an assignment to such substitute Lender pursuant to Section 13.1(a)) to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.

(c)           Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith.  Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14           Accordion.

(a)           At any time during the period from and after the Closing Date through but excluding the date that is the four (4) year anniversary of the Closing Date, at the option of Borrowers (but subject to the conditions set forth in clause (b) below), the Revolver Commitments, the Maximum Revolver Amount and the Maximum Stated Revolver Amount may be increased by an amount in the aggregate for all such increases of the Revolver Commitments, the Maximum Revolver Amount and the Maximum Stated Revolver Amount not to exceed, for each such increase, the Available Increase Amount at the time of such increase (each such increase, an “Increase”).  Agent shall invite each Lender to increase its Revolver Commitments (it being understood that no Lender shall be obligated to increase its Revolver Commitments) in connection with a proposed Increase at the interest margin proposed by Borrowers, and if sufficient Lenders do not agree to increase their Revolver Commitments in connection with such proposed Increase, then Agent or Borrowers may invite any prospective lender who is reasonably satisfactory to Agent, Swing Lender, each Issuing Bank and Borrowers to become a Lender in connection with a proposed Increase.  Any Increase shall be in an amount of at least $10,000,000 (or if less, the then Available Increase Amount) and integral multiples of $1,000,000 in excess thereof.  In no event may the Revolver Commitments, the Maximum Revolver Amount and the Maximum Stated Revolver Amount be increased pursuant to this Section 2.14 on more than five (5) occasions in the aggregate for all such Increases.  Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Revolver Commitments exceed $50,000,000.

(b)           Each of the following shall be conditions precedent to any Increase of the Revolver Commitments, the Maximum Revolver Amount and the Maximum Stated Revolver Amount in connection therewith:

(i)         Agent or Borrowers have obtained the commitment of one or more Lenders (or other prospective lenders reasonably satisfactory to Agent, Swing Lender, each Issuing Bank and Borrowers) to provide the applicable Increase and any such Lenders (or prospective lenders), Borrowers, and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), Borrowers, and Agent are party, and, to the extent that prospective lenders are providing any portion of the applicable Increase, such prospective lenders have been approved in writing by Swing Lender and each Issuing Bank (such approval not to be unreasonably withheld, delayed or conditioned),

(ii)         each of the conditions precedent set forth in Section 3.2 are satisfied,

(iii)         upon and following the Increase Date (as hereinafter defined), either (A) (x) the Borrowing Base shall be deemed of no further force and effect and shall be replaced in its entirety with the Accordion Borrowing Base (thereby reducing certain advance rates applicable to Eligible Inventory in the Borrowing Base) and (y) either (1) the FILO Term Loan shall have been repaid in full or (2) Administrative Borrower shall have delivered to Agent and the Lenders a certificate of the chief financial officer, treasurer or controller of Accuride in form and substance reasonably satisfactory to Agent certifying as of such Increase Date that the FILO Term Loan constitutes Indebtedness permitted under Section 4.09(b)(13) of the Senior Secured Notes Indenture and specifying all other Indebtedness of Accuride and/or its Subsidiaries which is then included under Section 4.09(b)(13) of the Senior Secured Notes Indenture or (B) Borrowers shall have delivered to Agent a fully-executed copy of an Accordion Amendment, which Accordion Amendment shall be in full force and effect on the Increase Date, and

(iv)    Borrowers shall have reached agreement with the Lenders (or prospective lenders) agreeing to the increased Revolver Commitments with respect to the interest margins applicable to Revolving Loans to be made pursuant to the increased Revolver Commitments (which interest margins may be higher than or equal to the interest margins applicable to Revolving Loans set forth in this Agreement immediately prior to the date of the increased Revolver Commitments (the date of the effectiveness of the increased Revolver Commitments, Maximum Revolver Amount and Maximum Stated Revolver Amount, the “Increase Date”)) and shall have communicated the amount of such interest margins to Agent.  Any Increase Joinder may, with the consent of Agent, Borrowers and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.14 (including any amendment necessary to effectuate the interest margins for the Revolving Loans to be made pursuant to the increased Revolver Commitments).  Anything to the contrary contained herein notwithstanding, if the interest margin that is to be applicable to the Revolving Loans to be made pursuant to the increased Revolver Commitments are higher than the interest margin applicable to the Revolving Loans hereunder immediately prior to the applicable Increase Date (the amount by which the interest margin is higher, the “Excess”), then the interest margin applicable to the Revolving Loans immediately prior to the Increase Date shall be increased by the amount of the Excess, effective on the applicable Increase Date, and without the necessity of any action by any party hereto.

(c)           [Intentionally omitted].

(d)           Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Revolver Commitments, Maximum Revolver Amount and Maximum Stated Revolver Amount pursuant to this Section 2.14.

(e)           Each of the Lenders having a Revolver Commitment prior to the Increase Date (the “Pre-Increase Revolver Lenders”) shall assign to any Lender which is acquiring a new or additional Revolver Commitment on the Increase Date (the “Post-Increase Revolver Lenders”), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Revolver Commitments.

(f)           The Revolving Loans, Revolver Commitments, Maximum Revolver Amount, and Maximum Stated Revolver Amount established pursuant to this Section 2.14 shall constitute Revolving Loans, Revolver Commitments, Maximum Revolver Amount, and Maximum Stated Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents.  Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Revolver Commitments, Maximum Revolver Amount and Maximum Stated Revolver Amount.

2.15           Joint and Several Liability of Borrowers.

(a)           Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)           If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d)           The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e)           Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the FILO Term Loan or any Revolving Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f)           Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of each other Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of each other Borrower’s financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)    The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and permitted assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h)           Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i)           Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness (other than amounts transferred in the ordinary course of business pursuant to the consolidated cash management systems of the Borrowers which are remitted into one or more Deposit Accounts subject to a Control Agreement in favor of Agent), such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

3.	CONDITIONS; TERM OF AGREEMENT.

3.1           Conditions Precedent to the Initial Extension of Credit.  The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, or waiver of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2           Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the satisfaction or waiver of the following conditions precedent:

(a)           the representations and warranties of the Loan Parties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b)           no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3           Maturity.  This Agreement shall continue in full force and effect for a term ending on the Maturity Date.

3.4           Effect of Maturity.  On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full.  No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated.  When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5           Early Termination by Borrowers.  Borrowers have the option, at any time upon 5 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full.  The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness or any other third party transaction if the closing for such issuance or incurrence or other transaction does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1           Due Organization and Qualification; Subsidiaries.

(a)           Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state, province or territory where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)           Set forth on Schedule 4.1(b) (as such Schedule may, or will, be updated from time to time in accordance with Section 5.10 to reflect changes resulting from transactions not prohibited by this Agreement) is a complete and accurate description of the authorized Equity Interests of each Borrower (other than Accuride), by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.  No Borrower (other than Accuride) is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(c)           Set forth on Schedule 4.1(c) (as such Schedule may, or will, be updated from time to time in accordance with Section 5.10 to reflect changes resulting from transactions not prohibited by this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Accuride or a Subsidiary of Accuride.  All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)           Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s or any of its Subsidiaries’ Equity Interests (other than in respect of Accuride), including any right of conversion or exchange under any outstanding security or other instrument.

4.2           Due Authorization; No Conflict.

(a)           As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, on the part of such Loan Party.

(b)           As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than (x) consents or approvals that have been obtained and that are still in force and effect and (y) consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3           Governmental Consents.  The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect, (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the date required pursuant to the Loan Documents, and (iii) registrations, consents, approvals, notices, or other actions, the failure to obtain or make could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.4           Binding Obligations; Perfected Liens.

(a)           Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights.

(b)           Agent’s Liens are validly created and, to the extent required pursuant to the provisions of the Guaranty and Security Agreement, perfected, subject only to the filing of financing statements, the recordation of the Copyright Security Agreement, the Trademark Security Agreement, the Patent Security Agreement, and the recordation of the Mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Priority Liens.

4.5           Title to Assets; No Encumbrances.  Each of the Loan Parties and its Subsidiaries has (a) good and valid title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of after the date of such financial statements to the extent permitted hereby.  All of such assets are free and clear of Liens except for Permitted Liens.

4.6           Litigation.  There are no actions, suits, investigations, litigations or proceedings, including, without limitation, any Environmental Action, pending or, to the knowledge of any Borrower, threatened in writing against a Loan Party or any of its Subsidiaries that (i) either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect or (ii) purport to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

4.7           Compliance with Laws.  No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, territorial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8           No Material Adverse Effect.  All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end and audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended.  Since December 31, 2012, no event, circumstance, or change with respect to the Loan Parties and their Subsidiaries has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

4.9           Solvency.

(a)                 The Loan Parties are, taken as a whole on a consolidated basis, Solvent.

(b)                 No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10           Employee Benefits.  Except as could not reasonably be expected to result in a Material Adverse Effect:

(a)           Each Loan Party and each of the ERISA Affiliates has complied in all material respects with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan.

(b)           Each Employee Benefit Plan is, and has been, maintained in substantial compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan.

(c)           Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or an application for such letter is currently being processed by the Internal Revenue Service.  To the knowledge of each Loan Party, nothing has occurred which would prevent, or cause the loss of, such qualification.

(d)           No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan.

(e)           No Notification Event exists.

(f)           With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee pension or benefit plan maintained or contributed to by any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i)           any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or if applicable, accrued, in accordance with normal accounting practices;

(ii)           the fair market value of the assets of each funded Foreign Plan in Canada that is a registered pension plan and each other funded Foreign Plan, together with any accrued contributions, is sufficient, in the case of each Canadian funded Foreign Plan that is a registered pension plan and each other funded Foreign Plan to provide for the accrued benefits determined on a solvency basis, as of the date hereof, with respect to all current and former participants in each such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan; and

(iii)           each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

4.11           Environmental Condition.  Except as set forth on Schedule 4.11 and except as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) to each Borrower’s knowledge, no properties or assets of any Loan Party or any Subsidiary of a Loan Party has ever been used by any Loan Party, any Subsidiary of a Loan Party, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law, (b) to each Borrower’s knowledge, no properties or assets of any Loan Party or any Subsidiary of a Loan Party have ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, and (c) no Loan Party nor any Subsidiary of a Loan Party nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability.

4.12           Complete Disclosure.  All factual information (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) taken as a whole furnished by or on behalf of a Loan Party or a Subsidiary of a Loan Party in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) in connection with the negotiation of this Agreement or the other Loan Documents, or pursuant to the terms of the Loan Documents is not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections delivered to Agent on May 23, 2013 were prepared in good faith on the basis of estimates and assumptions which were believed to be reasonable and fair in the light of conditions existing at the time made, it being understood by the Lender Group that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

4.13           Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.14           Indebtedness.  Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each Subsidiary of each Loan Party outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the date set forth in such Schedule.

4.15           Payment of Taxes.  Except as otherwise permitted under Section 5.5 or to the extent that the failure to do so would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) all Tax returns and reports of each Loan Party and each Subsidiary of each Loan Party required to be filed by any of them with any Governmental Authority have been timely filed, (ii) all Taxes shown on such Tax returns to be due and payable and all Taxes upon a Loan Party and a Subsidiary of a Loan Party and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, and (iii) each Loan Party and each Subsidiary of each Loan Party have made adequate provision in accordance with GAAP for all Taxes not yet due and payable.

4.16           Margin Stock.  No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17           Governmental Regulation.  No Loan Party nor any Subsidiary of a Loan Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party nor any Subsidiary of a Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18           OFAC.  No Loan Party nor any Subsidiary of a Loan Party is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Loan Party nor any Subsidiary of a Loan Party (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.19           Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Borrower or any Subsidiary of a Borrower before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Borrower or any Subsidiary of a Borrower which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability to any Borrower or any Subsidiary of a Borrower, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Borrower or any Subsidiary of a Borrower that could reasonably be expected to result in a material liability to any Borrower or any Subsidiary of a Borrower, or (iii) except as set forth on Schedule 4.19, as of the Closing Date, to the knowledge of any Borrower, no union representation question existing with respect to the employees of any Borrower or any Subsidiary of a Borrower and no union organizing activity taking place with respect to any of the employees of any Borrower or any Subsidiary of a Borrower.  None of any Borrower or any Subsidiary of a Borrower has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of the Borrowers and the Subsidiaries of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All material payments due from any Borrower or any Subsidiary of a Borrower on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrowers, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20           [Intentionally Omitted].

4.21           [Intentionally Omitted].

4.22           Eligible Accounts.  As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the Borrowers’ business, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.23           Eligible Inventory.  As to each item of Inventory that is identified by Borrowers as Eligible Finished Goods Inventory, Eligible Raw Materials Inventory, or Eligible Work–In–Process Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

4.24   Location of Inventory and Equipment. The Inventory of Loan Parties is not stored with a bailee, warehouseman, or similar party (unless (i) such bailee, warehouseman, or similar party (including to the extent such bailee, warehouseman, or similar party is a Non-Loan Party Affiliate of such Loan Party) has provided Agent a Collateral Access Agreement in form and substance reasonably satisfactory to Agent, (ii) Agent has established a Landlord Reserve in its Permitted Discretion in accordance with Section 2.1(c) or (iii) Borrowers have elected not to include such Inventory as Eligible Inventory).  The Inventory and Equipment of Loan Parties is located at, or in-transit to, the locations identified on Schedule 4.24 (as such Schedule may, or will, be updated pursuant to Section 5.10; provided that no location in Canada may be included or added to said Schedule 4.24 with respect to any Loan Party, unless prior written notice of at least thirty (30) days (or such lesser period as Agent may agree) is first given to Agent and perfected Liens (subject only to Permitted Liens) have been granted to Agent by each Loan Party that will be maintaining any property or assets at any such locations pursuant to the terms of the Guaranty and Security Agreement (or a Canadian equivalent thereof on terms substantially the same or similar to the Guaranty and Security Agreement, which shall constitute, for the avoidance of doubt, a Loan Document), as well as all PPSA filings reasonably required by Agent, in form and substance reasonably satisfactory to Agent, including, delivery of Lien searches and legal opinions, if requested by Agent) or in transit to an Account Debtor from one of such locations, other than (a) Equipment in the possession of Persons for purposes of being repaired or maintained in the ordinary course of Borrowers’ business and (b) Inventory with an aggregate book value not to exceed $500,000.

4.25           Inventory Records.  Each Loan Party keeps correct and accurate which permit the Loan Parties to prepare the information required for the Borrowing Base Certificate.

4.26           Senior Secured Notes Documents.  As of the Closing Date, no Default (as defined in the Senior Secured Notes Indenture) has occurred and is continuing.  The Senior Secured Notes Documents are in full force and effect as of the Closing Date and have not been terminated, rescinded or withdrawn as of such date.

4.27           Immaterial Subsidiaries.  The Immaterial Subsidiaries, taken together, do not have (a) aggregate net sales, (b) aggregate assets (including Equity Interests in other Subsidiaries) or (c) an aggregate contribution to EBITDA, in each case that would exceed 10% of the net sales, assets (including Equity Interests in other Subsidiaries) or EBITDA of Borrowers and their Subsidiaries, on a consolidated basis (calculated as of the most recent fiscal period with respect to which Agent shall have received financial statements required to be delivered pursuant to clause (a) or (c) of Schedule 5.1 to the Agreement or if prior to delivery of any financial statements pursuant to such clauses, then calculated with respect to the financial statements dated as of March 31, 2013).

4.28           Canadian Pension Plans.  No Loan Party maintains, sponsors, contributes, administers or is otherwise liable for any Canadian Pension Plan, any Canadian Benefit Plan or any Canadian Defined Benefit Plan.

5.	AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

5.1           Financial Statements, Reports, Certificates.  Borrowers (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agree that no Domestic Subsidiary of a Loan Party will have a fiscal year different from that of Accuride, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent (such consent not to be unreasonably withheld, conditioned or delayed).

5.2   Reporting. Borrowers (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement, within the 60-day period following the Closing Date, a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3           Existence.  Except as otherwise permitted under Section 6.3 or Section 6.4 and except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, each Borrower will, and will cause each Subsidiary of each Borrower to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses; provided, that neither any Borrower nor any Subsidiary of any Borrower shall be required to preserve any right, franchise, permit, license, accreditation, authorization, or other approval if the Board of Directors of such Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Borrower or such Subsidiary, as the case may be, or the Lender Group.

5.4           Maintenance of Properties.  Except where the failure to do so would not reasonably be likely to have a Material Adverse Effect, each Borrower will, and will cause each Subsidiary of each Borrower to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

5.5           Taxes.  Each Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that (a) such Tax is the subject of a Permitted Protest or (b) the failure to do so would not result in a Material Adverse Effect.

5.6           Insurance.  Each Borrower will, and will cause each of its Subsidiaries to maintain insurance respecting each of each Borrower’s and its Subsidiaries’ assets, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in same or similar businesses and similarly situated and located.  All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, with respect to any ABL Priority Collateral, if any Borrower desires to change, in any material respect, the terms and conditions of such related policies of insurance, including, without limitation, the amount of coverage provided thereunder, from the terms and conditions, including, without limitation, the amount of coverage, in effect on the Closing Date, then, the amount, adequacy, and scope of such insurance after giving effect to such changes shall be reasonably satisfactory to Agent (such approval not to be unreasonably withheld, delayed or conditioned) (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers with respect to the ABL Priority Collateral in effect as of the Closing Date are acceptable to Agent).  Subject to the provisions of the Intercreditor Agreement, all property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) endorsement in favor of Agent, and such policies or such endorsement shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation.  If any Borrower or any Subsidiary of a Borrower fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default and subject to the Intercreditor Agreement, Agent shall have the sole right to file claims under any property insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7           Inspection.

(a)           Each Borrower will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of a Borrower shall be allowed to be present), with reasonable prior notice to Borrowers and during regular business hours, subject to, solely with respect to field examinations, the cost reimbursement limits in Section 2.10(c).

(b)           Each Borrower will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations, with reasonable prior notice to Borrowers and during regular business hours, subject to the cost reimbursement limits in Section 2.10(c).

5.8           Compliance with Laws.  Each Borrower will, and will cause each of its Subsidiaries to, comply, in all material respects, with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders (a) the compliance with which may be contested in good faith or as to which a bona fide dispute may exist or (b) the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9           Environmental.  Each Borrower will, and will cause each of its Subsidiaries to,

(a)           Keep any property either owned or operated by any Borrower or any Subsidiary of a Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens except for any Environmental Liens that do not attach to ABL Priority Collateral and that could not reasonably be expected to cause a Material Adverse Effect,

(b)           Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c)           Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Borrower or any Subsidiary of a Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law; provided, however, that neither any Borrower nor any Subsidiary of any Borrower shall be required to take any Remedial Action to the extent that (i) its obligation to do so is subject to a Permitted Protest or (ii) its failure to do so could not reasonably be expected to result in a Material Adverse Effect, and

(d)           Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the material real or personal property of a Borrower or any Subsidiary of a Borrower, (ii) commencement of any Environmental Action that could reasonably be expected to have a Material Adverse Effect or written notice that such an Environmental Action will be filed against a Borrower or any Subsidiary of a Borrower, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

5.10           Disclosure Updates.  With respect to any schedule to this Agreement or the other Loan Documents which, pursuant to the express terms of this Agreement or such other Loan Document, may be updated from time to time to reflect changes to such schedules resulting from transactions not prohibited by this Agreement or such other Loan Document (each, an “Amendment Eligible Schedule”), Borrowers may amend any such Amendment Eligible Schedule solely to reflect such changes by providing Agent an updated version of such Amendment Eligible Schedule (together with a marked copy reflecting all deletions and additions) at any time after the event giving rise to such change occurred and requesting that such Amendment Eligible Schedule be deemed to replace the previous corresponding Amendment Eligible Schedule as of the date delivered to Agent.  So long as the form and substance of the proposed Amendment Eligible Schedule is reasonably acceptable to Agent, Agent shall promptly distribute such Amendment Eligible Schedule to Borrowers and the Lenders, whereupon such amendment to such schedule shall be deemed effective as of the date delivered to Agent.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact.

5.11           Formation of Subsidiaries.  Each Borrower will, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, (a) within 30 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) (i) in the case of a Domestic Subsidiary (other than an Immaterial Subsidiary), cause such new Subsidiary (x) to provide to Agent a joinder in substantially the form attached to the Guaranty and Security Agreement, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary constituting ABL Priority Collateral and a junior-priority Lien (subject to Permitted Liens and the Intercreditor Agreement) in and to the assets of such newly formed or acquired Subsidiary constituting Senior Secured Notes Priority Collateral), and (y) to comply with the provisions of Section 5.12(b) as it relates to Real Property Collateral; and (ii) subject to the provisions of the Intercreditor Agreement in the case of any Subsidiary, provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first-tier Subsidiary of a Loan Party that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged and (b) within 60 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion), provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including, if reasonably requested by Agent, policies of title insurance or other documentation with respect to all Real Property Collateral owned in fee and subject to a mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12           Further Assurances.

(a)           Each Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of the Borrowers and their Subsidiaries that are intended to constitute Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) or that become Senior Secured Notes Priority Collateral or otherwise subject to the Liens of the Senior Secured Noteholder Collateral Agent, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply to any Subsidiary of a Loan Party that is a CFC or a not a Domestic Subsidiary. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of each Borrower and its Subsidiaries (other than any Subsidiary of a Borrower that is not a Domestic Subsidiary and any Subsidiary of a Borrower that is an Immaterial Subsidiary), including all of the outstanding capital Equity Interests of each Borrower (other than Accuride) and its Subsidiaries (subject to exceptions and limitations contained in the Loan Documents).

(b)           Each Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, to create and perfect Liens in favor of Agent in any Real Property acquired by any Borrower or any other Loan Party with a fair market value in excess of $3,000,000 or that becomes Senior Secured Notes Priority Collateral or otherwise subject to the Liens of the Senior Secured Noteholder Collateral Agent.

5.13           Lender Meetings.  Borrowers will, within 30 days after the delivery of the annual financial statements for each fiscal year of Accuride, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Borrowers and their Subsidiaries and the projections presented for the current fiscal year of Accuride.

5.14           Location of Inventory and Equipment.  Each Borrower will, and will cause each of its Subsidiaries which is a Loan Party to, keep its Inventory and Equipment only at, or in-transit between, the locations identified on Schedule 4.24 (other than (a) Equipment in the possession of Persons for purposes of being repaired or maintained in the ordinary course of Borrowers’ business and (b) Inventory with an aggregate book value not to exceed $500,000).

5.15           Enhancements to Senior Secured Notes Indebtedness.  If Senior Secured Noteholder Collateral Agent or any Senior Secured Noteholder receives any additional guaranty or other credit enhancement after the Closing Date from any Loan Party, the Borrowers shall cause the same to be granted to Agent for the benefit of the Lenders, subject to the terms of the Intercreditor Agreement.

5.16           Post-Closing Matters.  Each Borrower will, and will cause each of the other Loan Parties to, complete each of the tasks and other items set forth on Schedule 5.16 no later than the times specified therein or such later date as Agent may agree in writing.

5.17           Compliance with ERISA and the IRC.  In addition to and without limiting the generality of Section 5.8, each Borrower shall, and shall cause each ERISA Affiliate to (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) not allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, and (d) furnish to Agent upon Agent’s written request such additional information about any Pension Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability.

6.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

6.1           Indebtedness.  Each Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2           Liens.  Each Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3           Restrictions on Fundamental Changes.  Each Borrower will not, and will not permit any of its Subsidiaries to,

(a)           other than in order to consummate a Permitted Acquisition or Permitted Disposition, enter into any merger, consolidation, or amalgamation, except for (i) any merger, consolidation or amalgamation between Loan Parties, provided, that a Borrower must be the surviving entity of any such merger, consolidation or amalgamation to which it is any Borrower is a party, (ii) any merger, consolidation or amalgamation between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as a Loan Party is the surviving entity of any such merger, consolidation or amalgamation, and (iii) any merger, consolidation or amalgamation between Subsidiaries of any Borrower that are not Loan Parties,

(b)           liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Borrower (other than Accuride) so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Borrower are transferred to a Borrower that is not liquidating or dissolving, (iii) the liquidation or dissolution of a Loan Party (other than any Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, (iv) the liquidation or dissolution of a Subsidiary of any Borrower that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving, or (v) the liquidation or dissolution of a non-wholly-owned Subsidiary so long as the pro rata portion (based on the ownership of such Subsidiary) of all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Subsidiary are transferred to the Loan Party or the Subsidiary of a Loan Party that owned Equity Interests of such liquidating or dissolving Subsidiary; or

(c)           suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.

6.4           Disposal of Assets.  Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.

6.5           Nature of Business.  Each Borrower will not, and will not permit any of its Subsidiaries to make any change in the nature of its or their business as in effect on the Closing Date or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Borrower and its Subsidiaries from engaging in any business that is reasonably related, ancillary to or a reasonable extension of their business or from engaging in any other lines of business utilizing the Borrowers’ and their Subsidiaries’ manufacturing capabilities on the Closing Date and reasonable extensions thereof.

6.6           Prepayments and Amendments.  Each Borrower will not, and will not permit any of its Subsidiaries to,

(a)           Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i)         optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower or any Subsidiary of a Borrower, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) any prepayment or redemption of outstanding Senior Secured Notes as required by the Senior Secured Notes Documents as a result of any asset sale, recovery event, change of control or similar event and to the extent permitted by the Intercreditor Agreement, or (D) any other prepayment, repurchase, redemption, defeasance or other satisfaction of Indebtedness so long as the Payment Conditions are satisfied both before and after giving effect to such prepayment, repurchase, redemptions, defeasance or other satisfaction, as the case may be, or

(ii)         make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the applicable subordination terms and conditions, or

(b)           Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i)          (A) Indebtedness permitted under clause (u) of the definition of Permitted Indebtedness in a manner which is adverse to the interests of Agent and/or the Lenders in any material respect, or (B) any Senior Secured Notes Document in a manner which is adverse to the interests of Agent and/or the Lenders in any material respect or in a manner which is prohibited by the terms of the Intercreditor Agreement, or

(ii)          Directly or indirectly, amend, modify, or change any of the terms or provisions of the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.7           Restricted Payments.  Each Borrower will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a)           Accuride may declare and pay dividends and distributions payable only in Equity Interests (other than Disqualified Equity Interests) of Accuride,

(b)           Accuride may redeem in whole or in part any capital stock of Accuride for another class of capital stock or rights to acquire capital stock of Accuride or with proceeds from substantially concurrent equity contributions or issuances of new shares of capital stock; provided, that such other class of capital stock contains terms and provisions at least as advantageous to the Lender Group as those contained in the capital stock redeemed thereby,

(c)           Accuride may repurchase shares of its capital stock (and/or options or warrants in respect thereof) held by its officers, directors and employees, so long as such repurchase is pursuant to, and in accordance with the terms of any management and/or employee stock plans, stock subscription agreements or shareholder agreements; provided, that the aggregate amount of cash paid (plus the cash payments with respect to Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness) in respect of any such repurchases pursuant to this clause (c) does not exceed $500,000 in any calendar year (or such greater amount as Agent may agree),

(d)           Accuride may make distributions to former employees, officers, or directors of Accuride (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Accuride on account of repurchases of the Equity Interests of Accuride held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Accuride, and

(e)           Accuride may declare and pay cash dividends and make other distributions so long as the Payment Conditions are satisfied both before and after giving effect to such payment.

6.8           Accounting Methods.  Each Borrower will not, and will not permit any of its Subsidiaries to, make any material change in accounting treatment or reporting practices, except for (i) changes as required by GAAP, (ii) in accordance with Section 1.2, or (iii) changes that are not materially adverse to the interests of the Lenders in their capacity as such.

6.9           Investments.  Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10           Transactions with Affiliates.  Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Borrower or any Subsidiary of any Borrower except for:

(a)           transactions (other than the payment of management, consulting, monitoring, or advisory fees) between such Borrower or its Subsidiaries, on the one hand, and any Affiliate of such Borrower or its Subsidiaries, on the other hand, so long as such transactions are no less favorable, taken as a whole, to such Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b)           so long as it has been approved by such Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of such Borrower or its applicable Subsidiary,

(c)           so long as it has been approved by such Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees and officers of such Borrower and its Subsidiaries in the ordinary course of business and consistent with industry practice,

(d)           reasonable and customary fees paid to members of Accuride’s board of directors, and

(e)           transactions permitted by Section 6.3 or Section 6.7, or any Permitted Intercompany Advance.

6.11           Use of Proceeds.  Each Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of any Loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement, and (b) thereafter, consistent with the terms and conditions hereof, to finance working capital, for general corporate purposes, and for their other lawful and permitted purposes (including that no part of the proceeds of the Loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).

6.12           [Intentionally Omitted].

6.13           [Intentionally Omitted].

6.14           Immaterial Subsidiaries.  Borrowers will not permit the Immaterial Subsidiaries, taken together, to have (a) aggregate net sales, (b) aggregate assets (including Equity Interests in other Subsidiaries) or (c) an aggregate contribution to EBITDA, in each case that would exceed 10% of the net sales, assets (including Equity Interests in other Subsidiaries) or EBITDA of Borrowers and their Subsidiaries, on a consolidated basis (calculated as of the most recent fiscal period with respect to which Agent shall have received financial statements required to be delivered pursuant to clause (a), (c) or (e) of Schedule 5.1 to the Agreement or if prior to delivery of any financial statements pursuant to such clauses, then calculated with respect to the financial statements dated as of March 31, 2013).

6.15           Employee Benefits.  Each Borrower will not, and will not permit any ERISA Affiliate to:

(a)           terminate any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC,

(b)           fail to make full payment when due of all amounts which, under the provisions of any Pension Plan or Multiemployer Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect,

(c)           amend a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Plan under the IRC, or

(d)           withdraw or partially withdraw from any Multiemployer Plan if such withdrawal or partial withdrawal could reasonably be expected to have a Material Adverse Effect.

6.16           Canadian Pension Plans.  No Loan Party shall maintain, contribute, sponsor, administer or otherwise become liable in respect of any Canadian Pension Plan, any Canadian Benefit Plan or any Canadian Defined Benefit Plan.

7.	FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, commencing on the date on which a Financial Covenant Period begins and measured as of the end of the fiscal month immediately preceding the date on which a Financial Covenant Period first begins and as of each fiscal month-end thereafter during such Financial Covenant Period for the Measurement Period ended on the last day of such fiscal month, Borrowers will have a Fixed Charge Coverage Ratio of at least 1.00 to 1.00.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1           Payments.  If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;

8.2           Covenants.  If any Loan Party or any of its Subsidiaries:

(a)           fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), or 5.16 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7(k) of the Guaranty and Security Agreement; or

(b)                 fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the date on which written notice thereof is given to Borrowers by Agent;

8.3           Judgments.  If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $10,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4           Voluntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary);

8.5           Involuntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or such Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6           Default Under Other Agreements.  If there is a default in one or more agreements (beyond any applicable grace periods) to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $10,000,000 or more, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder;

8.7           Representations, etc.  If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8           Guaranty.  If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.9           Security Documents.  If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Priority Liens and except to the extent set forth in the Intercreditor Agreement, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) as the result of an action or failure to act on the part of Agent;

8.10           Loan Documents.  The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;

8.11           Change in Control.  A Change in Control shall occur, whether directly or indirectly;

8.12           ERISA.  A Notification Event shall occur, which could reasonably be expected to result in a Lien on any Loan Party or which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

8.13           Intercreditor Agreement.  The Intercreditor Agreement or any provision thereof shall cease to be in full force or effect (except in accordance with its terms in all material respects), or any parties thereto shall deny or disaffirm their respective obligations thereunder, or any parties thereto shall default in the due performance or observance of any term, covenant or agreement on their part to be performed or observed pursuant to the terms thereof.

9.	RIGHTS AND REMEDIES.

9.1           Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrowers), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)           (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b)           declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c)           exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.

9.2           Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1           Demand; Protest; etc.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2           The Lender Group’s Liability for Collateral.  Each Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3   Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons and the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any Subsidiary of any Borrower or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Borrower or any Subsidiary of any Borrower (each and all of the foregoing, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, (x) no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person and (y) Borrowers shall only be required to pay the reasonable and documented fees and expenses of one counsel for the Indemnified Persons as a whole and in the event of any conflict of interest, not more than one additional counsel for the Indemnified Persons.  This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.  This Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent liabilities, fines, costs, etc. arising from any non-Tax claim.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to any Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Borrower:	c/o Accuride Corporation 7140 Office Circle
PO Box 15600
Evansville, IN 47716
	Attn:	Greg Risch, CFO
Todd Taylor, Treasurer
Fax No. (812) 962-5429

with copies to:	Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, CA 90071-1560
	Attn:	Glen B. Collyer
Fax No.: (213) 891-8763

If to Agent:	Wells Fargo Bank, National Association
150 South Wacker Drive, Suite 2200
MAC N2814-220
Chicago, Illinois 60606
	Attn:	Loan Portfolio Manager (Accuride)
Fax No.: (312) 332-0424

with copies to:	McGuireWoods LLP
77 West Wacker Drive, Suite 4100
Chicago, Illinois 60601
	Attn:	Philip J. Perzek
Fax No.: (312) 698-4555

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)           THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)           THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)           TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM").  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)           EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)           NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1           Assignments and Participations.

(a)           (i)  Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld, conditioned or delayed) of:

(A)           Borrowers; provided, that no consent of Borrowers shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within 10 Business Days after having received notice thereof; and

(B)           Agent, Swing Lender, and Issuing Bank; provided, that no consent of Agent, Swing Lender or Issuing Bank shall be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           no assignment may be made (i) so long as no Event of Default has occurred and is continuing, to an Ineligible Institution, (ii) so long as no Event of Default has occurred and is continuing, to a Competitor, or (iii) to a natural person,

(B)           no assignment may be made to a Loan Party or an Affiliate of a Loan Party unless consented to by the Required Lenders,

(C)           the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (i) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (ii) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E)           the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

           (F)    unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $5,000, and

(G)           the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b)           From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate (other than default interest) applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments (other than mandatory prepayments)  or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party without the consent of Required Lenders, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)           In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Borrower and its Subsidiaries and their respective businesses.

(g)           Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h)           Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Revolving Loans, the FILO Term Loan and/or Obligations (and the principal amount thereof and stated interest thereon) held by such Lender.  A Revolving Loan, FILO Term Loan and/or Obligation (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide), together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Revolving Loan, FILO Term Loan and/or Obligation (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Revolving Loan, FILO Term Loan and/or Obligation (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(i)           In the event that a Lender sells participations in a Revolving Loan, FILO Term Loan and/or Obligation, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name and address of all Participants in the Revolving Loans, the FILO Term Loan and/or Obligations held by it (and the principal amount (and stated interest thereon) of the portion of such Revolving Loans, FILO Term Loan and/or Obligations that is subject to such participations) (the “Participant Register”).  A Revolving Loan, FILO Term Loan and/or Obligation (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such Participation on the Participant Register (and each registered note shall expressly so provide).

(j)           Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2           Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release any Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1           Amendments and Waivers.

(a)           No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)         increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),

(ii)         postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest (other than default interest), fees (other than fees increasing as a result of an Event of Default), or other amounts due hereunder or under any other Loan Document,

(iii)         reduce the principal of, or the rate of interest (other than default interest) on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (x) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv)         amend, modify, or eliminate this Section 14.1 or any provision of this Agreement providing for consent or other action by all Lenders,

(v)   amend, modify, or eliminate Section 3.1 or 3.2,

(vi)   amend, modify, or eliminate the express provisions of Section 15.11,

(vii)   other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(viii)   amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(ix)   other than as permitted by Section 15.11(a), contractually subordinate any of Agent’s Liens,

(x)   other than in connection with a merger, amalgamation, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents (as the same may be amended or otherwise modified from time to time pursuant to this Agreement), release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(xi)   amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii) or Section 2.4(e) or (f), or

(xii)   except as expressly provided therein, amend, modify, or eliminate any of the provisions of Section 13.1;

(b)           No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)         the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders), or

(ii)         any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;

(c)           No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders;

(d)           No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders;

(e)           Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender; and

(f)                 No amendment, waiver, modification, elimination, or consent shall, without the written consent of Agent, Borrowers and the Supermajority Lenders, amend, modify or eliminate the definition of Borrowing Base or any of the defined terms (including, without limitation, the definitions of Eligible Accounts, Eligible Inventory, Eligible Finished Goods Inventory, Eligible Raw Materials Inventory, and Eligible Work–In–Process Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or the definition of Maximum Stated Revolver Amount, or the definition of FILO Term Loan Amount or change Section 2.1(c).

14.2           Replacement of Certain Lenders.

(a)           If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder.  Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)           Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit).  If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1.  Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3           No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1           Appointment and Authorization of Agent.  Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make any Loan, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Borrower or any Subsidiary of a Borrower, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2           Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3   Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Borrower or any Subsidiary of any Borrower or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any Subsidiary of a Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Borrower or any Subsidiary of a Borrower.

15.4           Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5           Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6   Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7           Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event Agent is not reimbursed for such costs and expenses by Borrowers or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof.  Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8   Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

15.9           Successor Agent.  Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers.  If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers).  If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned).  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10           Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11   Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) (x) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower or any Subsidiary of a Borrower owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Borrower or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11 and (y) Agent to subordinate any Lien on any Collateral constituting property permitted to be subject to a Permitted Priority Lien if a subordination is required in connection therewith.  Subject to Agent’s satisfaction that all requirements for any such authorized Lien release and/or Lien subordination have been met, Agent will reasonably cooperate with Borrowers, at Borrowers’ expense, to execute and deliver releases, subordination agreements and/or other documents reasonably requested by Borrowers but in form and substance reasonably satisfactory to Agent to effect or evidence that authorized Lien release and/or Lien subordination; provided, that Agent shall be entitled to conclusively rely upon a certificate of an Authorized Person certifying that such requested Lien release and/or Lien subordination is authorized under Sections 6.2 and/or 6.4, in each case, without further inquiry.  The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (A) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (B) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (C) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy.  In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration.  Except as provided above, Agent will not execute and deliver a release or subordination of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers).  Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release or subordinate any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release or subordination on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release or subordination shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released or subordinated) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)           Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Borrowers or their Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12           Restrictions on Actions by Lenders; Sharing of Payments.

(a)           Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any Subsidiary of a Borrower or any deposit accounts of any Borrower or any Subsidiary of a Borrower now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)           If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13           Agency for Perfection.  Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14           Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15           Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16           Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)           is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Borrower or any Subsidiary of a Borrower (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)           expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Borrowers and their Subsidiaries and will rely significantly upon Borrowers’ and their Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,

(d)           agrees to keep all Reports and other material, non-public information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f)    In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Borrower or any Subsidiary of a Borrower to Agent that has not been contemporaneously provided by such Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Borrower or any Subsidiary of a Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17           Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18           Lead Arranger, Book Runner, and Syndication Agent.  Each of the Lead Arranger, Book Runner, and Syndication Agent, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swing Lender, or as Issuing Bank.  Without limiting the foregoing, each of the Lead Arranger, Book Runner, and Syndication Agent, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party.  Each Lender, Agent, Swing Lender, Issuing Bank, and each Loan Party acknowledges that it has not relied, and will not rely, on the Lead Arranger, Book Runner, and Syndication Agent in deciding to enter into this Agreement or in taking or not taking action hereunder.  Each of the Lead Arranger, Book Runner, and Syndication Agent, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

16.	WITHHOLDING TAXES.

16.1           Payments.  Any and all payments by or on account of any obligation of Borrowers under any Loan Documents will be made free and clear of, and without deduction or withholding for, any present or future Taxes, except as required by applicable law.  In the event any deduction or withholding of Indemnified Taxes is required, Borrowers agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount the applicable Recipient would have received had no such deduction or withholding for Indemnified Taxes been made.  Borrowers will furnish to Agent as promptly as practicable after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of Tax receipts or other evidence of such payment by Borrowers reasonably satisfactory to Agent.  Borrowers agree to pay any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

16.2   Exemptions.

(a)           If a Lender or Participant is entitled to claim an exemption from, or reduction of, United States withholding Tax, such Lender or Participant agrees with and in favor of Agent and Administrative Borrower, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i)         if such Lender or Participant is entitled to claim an exemption from United States withholding Tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant (a “U.S. Tax Compliance Certificate”), signed under penalty of perjury, that it is not a (i) a “bank” as described in Section 881(c)(3)(A) of the IRC, (ii) a 10% shareholder of Accuride (within the meaning of Section 871(h)(3)(B) of the IRC), or (iii) a CFC related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii)         if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding Tax under a United States Tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii)         if such Lender or Participant is entitled  to claim that interest paid under this Agreement is exempt from United States withholding Tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)         if such Lender or Participant is not the beneficial owner, a properly completed and executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, and/or other appropriate forms and statements from each beneficial owner, as applicable; or

(v)         a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding Tax.

(b)           Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms (including as a result of a change in circumstances) and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)           If a Lender or Participant claims an exemption from withholding Tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Administrative Borrower, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding Tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its Tax returns).  Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms (including as a result of a change in circumstances) and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)    If a Lender or Participant claims exemption from, or reduction of, withholding Tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to a new Lender or Participant, such transferring Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of  the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant.  To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to this Section 16.2 as no longer valid.  With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to this Section 16.2, if applicable.  Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto; provided, that such Participant shall not be entitled to receive any greater payment under this Section 16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to a greater amount results from a Change in Law that occurs after the Participant acquires the applicable participation.

(e)           If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Agent and the Administrative Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Agent or the Administrative Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Agent or the Administrative Borrower as may be necessary for the Agent and the Administrative Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

16.3           Reductions.

(a)           If a Lender or a Participant is subject to an applicable withholding Tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding Tax.  If the forms or other documentation required by Section 16.2 are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding Tax.

(b)           If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold Tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, by the Lender granting the participation), as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses).  The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4   Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrowers have paid additional amounts pursuant to this Section 16, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its Tax returns (or any other information which it deems confidential) to Borrowers or any other Person.

17.	GENERAL PROVISIONS.

17.1           Effectiveness.  This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2           Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3           Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4           Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5           Bank Product Providers.  Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting.  Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents.  It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider.  In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6           Debtor-Creditor Relationship.  The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7           Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8           Revival and Reinstatement of Obligations; Certain Waivers.  If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent's Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Agent's Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent's Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

17.9           Confidentiality.

(a)           Agent and Lenders each individually (and not jointly or jointly and severally) agree that non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group  and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis and such Lender Group Representative shall either have a legal obligation to keep such information confidential or shall agree to keep such information confidential, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation  or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)           Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c)           The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws.  All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term).  Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10           Survival.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11           Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.  In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual  background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12           Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.13   Accuride as Agent for Borrowers. Each Borrower hereby irrevocably appoints Accuride as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14           Currency Indemnity.  If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any of the other Loan Documents, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any of the other Loan Documents in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the Exchange Rate at which Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency prevailing on the Business Day before the day on which judgment is given.  In the event that there is a change in the Exchange Rate prevailing between the Business Day before the day on which the judgment is given and the date of receipt by Agent of the amount due, Borrowers will, on the date of receipt by Agent, pay such additional amounts, if any, as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by Agent is the amount then due under this Agreement or such other of the Loan Documents in the Currency Due.  If the amount of the Currency Due which Agent is able to purchase is less than the amount of the Currency Due originally due to it, Loan Parties shall indemnify and save Agent harmless from and against loss or damage arising as a result of such deficiency.  The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any of the other Loan Documents or under any judgment or order.

17.15   OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.

(a)    EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE SENIOR SECURED NOTES DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT.  PURSUANT TO THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)           EACH LENDER AUTHORIZES AND INSTRUCTS AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF SUCH LENDER IN ACCORDANCE WITH THIS AGREEMENT, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

(c)           THE PROVISIONS OF THIS SECTION 17.15 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed and delivered as of the date first above written.

ACCURIDE CORPORATION, as a Borrower and as the initial Administrative Borrower

By:	/s/ Gregory A. Risch____________________________
Name:	Gregory A. Risch
Title:	Vice President and Chief Financial Officer

ACCURIDE CUYAHOGA FALLS, INC.
ACCURIDE DISTRIBUTING, LLC
ACCURIDE EMI, LLC
AOT INC.
ERIE LAND HOLDING, INC.
BOSTROM HOLDINGS, INC.
BOSTROM SEATING, INC.
BOSTROM SPECIALTY SEATING, INC.
BRILLION IRON WORKS, INC.
GUNITE CORPORATION
IMPERIAL GROUP HOLDING CORP. - 1
IMPERIAL GROUP HOLDING CORP. - 2
JAII MANAGEMENT COMPANY
TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
TRUCK COMPONENTS INC.,
each as a Borrower

By:	/s/ Gregory A. Risch____________________________
Name:	Gregory A. Risch
Title:	Vice President

ACCURIDE ERIE L.P., as a Borrower By: AKW GENERAL PARTNER L.L.C., as General Partner By: ACCURIDE CORPORATION, as Sole Member

By:	/s/ Gregory A. Risch____________________________
Name:	Gregory A. Risch
Title:	Vice President and Chief Financial Officer
ACCURIDE HENDERSON LIMITED LIABILITY COMPANY AKW GENERAL PARTNER L.L.C., each as a Borrower By: ACCURIDE CORPORATION, as Sole Member

By:	/s/ Gregory A. Risch____________________________
Name:	Gregory A. Risch
Title:	Vice President and Chief Financial Officer

IMPERIAL GROUP, L.P., as a Borrower By: IMPERIAL GROUP HOLDING CORP. - 1, its General Partner

By:	/s/ Gregory A. Risch____________________________
Name:	Gregory A. Risch
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, as Lead Arranger, as Book Runner, and as a Lender

By:	/s/ Chris Heckman____________________________
Name:	Chris Heckman
Its Authorized Signatory

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Jason Hoefler____________________________
Name:	Jason Hoefler
Its Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Michael Winters____________________________
Name:	Michael Winters
Its Authorized Signatory

By:	/s/ Peter Cucchiara____________________________
Name:	Peter Cucchiara
Its Authorized Signatory

EXHIBIT A-1

Form of Assignment and Acceptance Agreement

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of [_________] between [______________________] (“Assignor”) and [______________] (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.
1.           In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2.           The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower [or any Guarantor] or the performance or observance by any Borrower [or any Guarantor] of any of [its] [their respective] obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the purchase price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the FILO Term Loan and the Revolving Loans assigned hereunder, as reflected on Assignor’s books and records.

3.           The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) [confirms that it is an Eligible Transferee;] (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms and other documentation that would be required to be delivered to Agent and Administrative Borrower pursuant to Section 16.2 of the Credit Agreement if Assignee were a Lender.

4.           Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $5,000 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5.           As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a) of the Credit Agreement.

6.           Upon the Settlement Date, Assignee shall pay to Assignor the purchase price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7.           This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8.           THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE MUTATIS MUTANDIS.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR], as Assignor
By:	____________________________
Name:	____________________________
Title:	____________________________
[NAME OF ASSIGNEE], as Assignee
By:	____________________________
Name:	____________________________
Title:	____________________________

ACCEPTED THIS [*] DAY OF [*]
WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent
By	____________________________
Name	____________________________
Title	____________________________

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers: Accuride Corporation, a Delaware corporation (“Accuride”), and certain of its Subsidiaries
2.	Name and Date of Credit Agreement:

Credit Agreement, dated as of July 11, 2013, by and among Borrowers, the lenders from time to time a party thereto (the “Lenders”), and Wells Fargo Bank, National Association, a national banking association, as administrative agent for the Lenders

3.	Date of Assignment Agreement:	________________
4.	Amounts:
	(i) a. Assigned Amount of Revolver Commitment	$_______________
	b/ Assigned Amount of Revolving Loans	$_______________
	(ii) Assigned Amount of FILO Term Loan	$_______________
5.	Settlement Date:	________________
6.	Purchase Price	$_______________
7.	Notice and Payment Instructions, etc.

Assignee:                                                        Assignor:

EXHIBIT B-1

Form of Borrowing Base Certificate

See attached.1

1 To be attached in form separately provided.

EXHIBIT B-2

Form of Bank Product Provider Agreement

[Letterhead of Specified Bank Products Provider]

[Date]

To:	Wells Fargo Bank, National Association

150 South Wacker Drive, Suite 2200

MAC N2814-220

Chicago, Illinois 60606

Attn: Loan Portfolio Manager (Accuride)

Reference is made to that certain Credit Agreement dated as of July 11, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Accuride Corporation, a Delaware corporation (“Accuride”), and the Subsidiaries of Accuride party thereto as “Borrowers” (collectively, with Accuride, “Borrowers”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and Wells Fargo Bank, National Association, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Reference is also made to that certain [describe the Bank Product Agreement or Agreements] ([each, a][the] “Specified Bank Product Agreement”) dated as of __________, by and between [Lender or Affiliate of Lender] (the “Specified Bank Products Provider”) and [identify the Loan Party].

1.           Appointment of Agent. The Specified Bank Products Provider hereby designates and appoints Agent, and Agent by its signature below hereby accepts such appointment, as its agent under the Credit Agreement and the other Loan Documents. The Specified Bank Products Provider hereby acknowledges that it has reviewed Sections 15.1 through 15.15 and Sections 15.17, 15.18, and 17.5 (collectively such sections are referred to herein as the “Agency Provisions”), including, as applicable, the defined terms used therein. Specified Bank Products Provider and Agent each agree that the Agency Provisions which govern the relationship, and certain representations, acknowledgements, appointments, rights, restrictions, and agreements, between the Agent, on the one hand, and the Lenders or the Lender Group, on the other hand, shall, from and after the date of this letter agreement also apply to and govern, mutatis mutandis, the relationship between the Agent, on the one hand, and the Specified Bank Product Provider with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s], on the other hand.

2.           Acknowledgement of Certain Provisions of Credit Agreement. The Specified Bank Products Provider hereby acknowledges that it has reviewed the provisions of Sections 2.4(b)(ii), 14.1, 15, and 17.5 of the Credit Agreement, including, as applicable, the defined terms used therein, and agrees to be bound by the provisions thereof. Without limiting the generality of any of the foregoing referenced provisions, Specified Bank Product Provider understands and agrees that its rights and benefits under the Loan Documents consist solely of it being a beneficiary of the Liens and security interests granted to Agent and the right to share in proceeds of the Collateral to the extent set forth in the Credit Agreement.

3.           Reporting Requirements. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products. On a monthly basis (not later than the 10th Business Day of each calendar month) or as more frequently as Agent shall request, the Specified Bank Products Provider agrees to provide Agent with a written report, in form and substance satisfactory to Agent, detailing Specified Bank Products Provider’s reasonable determination of the liabilities and obligations (and mark- to-market exposure) of Borrowers and the other Loan Parties in respect of the Bank Products provided by Specified Bank Products Provider pursuant to the Specified Bank Products Agreement[s]. If Agent does not receive such written report within the time period provided above, Agent shall be entitled to assume that the reasonable determination of the liabilities and obligations of Borrowers and the other Loan Parties with respect to the Bank Products provided pursuant to the Specified Bank Products Agreement[s] is zero.

4.           Bank Product Reserve Conditions. Specified Bank Products Provider further acknowledges and agrees that Agent shall have the right (to the extent permitted pursuant to the Credit Agreement), but shall have no obligation to establish, maintain, relax, or release reserves in respect of any of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not (including whether it is sufficient in amount). If Agent chooses to implement a reserve, Specified Bank Products Provider acknowledges and agrees that Agent shall be entitled to rely on the information in the reports described above to establish the Bank Product Reserve Amount.

5.           Bank Product Obligations. From and after the delivery to Agent of this agreement duly executed by Specified Bank Product Provider and the acknowledgement of this agreement by Agent and Administrative Borrower, the obligations and liabilities of Borrowers and the other Loan Parties to Specified Bank Product Provider in respect of Bank Products evidenced by the Specified Bank Product Agreement[s] shall constitute Bank Product Obligations (and which, in turn, shall constitute Obligations), and Specified Bank Product Provider shall constitute a Bank Product Provider until such time as Specified Bank Products Provider or its Affiliate is no longer a Lender. Specified Bank Products Provider acknowledges that other Bank Products (which may or may not be Specified Bank Products) may exist at any time.

6.           Notices. All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 11 of the Credit Agreement, and, if to Agent, shall be mailed, sent, or delivered to Agent in accordance with Section 11 in the Credit Agreement, if to Borrower, shall be mailed, sent, or delivered to Borrower in accordance with Section 11 in the Credit Agreement, and, if to Specified Bank Products Provider, shall be mailed, sent, or delivered to the address set forth below, or, in each case as to any party, at such other address as shall be designated by such party in a written notice to the other party.

If to Specified Bank Products Provider:	_________________________ _________________________ _________________________ Attn: ____________________ Fax No. __________________

7.           Miscellaneous. This agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto (including any successor agent pursuant to Section 15.9 of the Credit Agreement); provided, that Borrower may not assign this agreement or any rights or duties hereunder without the other parties’ prior written consent and any prohibited assignment shall be absolutely void ab initio. Unless the context of this agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” This agreement may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile or other means of electronic transmission shall be equally effective as delivery of a manually executed counterpart.

8.           Governing Law, Etc. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE MUTATIS MUTANDIS.

[Signature pages to follow.]

Sincerely, [SPECIFIED BANK PRODUCTS PROVIDER]
By:	____________________________
Name:	____________________________
Title:	____________________________

Acknowledged, accepted, and agreed as of the date first written above: ACCURIDE CORPORATION, as Administrative Borrower on behalf of Borrowers
By:	____________________________
Name:	____________________________
Title:	____________________________

Acknowledged, accepted, and agreed as of _______________, 20____: WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent
By:	____________________________
Name:	____________________________
Title:	____________________________

EXHIBIT C-1

Form of Compliance Certificate

[on Administrative Borrower’s letterhead]

To:	Wells Fargo Bank, National Association

150 South Wacker Drive, Suite 2200

MAC N2814-220

Chicago, Illinois 60606

Attn: Loan Portfolio Manager (Accuride)

Re:	Compliance Certificate dated [_____]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of July 11, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Accuride Corporation, a Delaware corporation (“Accuride”), and the Subsidiaries of Accuride party thereto as “Borrowers” (collectively, with Accuride, “Borrowers”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and Wells Fargo Bank, National Association, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and permitted assigns in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Administrative Borrower hereby certifies as of the date hereof that:

1.           The financial information of Borrowers and their Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end and audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Borrowers and their Subsidiaries as of the date set forth therein.

2.           Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Borrowers and their Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.

3.           Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Borrowers and/or their Subsidiaries have taken, are taking, or propose to take with respect thereto.

4.    Except as set forth on Schedule 3 attached hereto, the representations and warranties of Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.

5.           [As of the date hereof, Borrowers and their Subsidiaries are in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.]2

[Signature page to follow.]

2 Include if Financial Covenant Period is in effect.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of _______________, ________.

ACCURIDE CORPORATION, as Administrative Borrower
By:	____________________________
Name:	____________________________
Title:	____________________________

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Financial Covenants

Fixed Charge Coverage Ratio

Borrowers’ and their Subsidiaries’ Fixed Charge Coverage Ratio, measured on a month-end basis, for the trailing twelve fiscal-month period ending [_____], is [_____] to 1.00, which ratio [is/is not] greater than or equal to the ratio set forth in Section 7 of the Credit Agreement for the corresponding period.

EXHIBIT L-1

Form of LIBOR Notice

Wells Fargo Bank, National Association, as Agent

150 South Wacker Drive, Suite 2200

MAC N2814-220

Chicago, Illinois 60606

Attn: Loan Portfolio Manager (Accuride)

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of July 11, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Accuride Corporation, a Delaware corporation (“Accuride”), and the Subsidiaries of Accuride party thereto as “Borrowers” (collectively, with Accuride, “Borrowers”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and Wells Fargo Bank, National Association, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and permitted assigns in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

This LIBOR Notice represents Borrowers’ request to elect the LIBOR Option with respect to outstanding Revolving Loans [or the FILO Term Loan] in the amount of $[_____] (the “LIBOR Rate Advance”)[, and is a written confirmation of the telephonic notice of such election given to Agent].

The LIBOR Rate Advance will have an Interest Period of [1, 2, 3, 6, or 12] month(s) commencing on [_____].

This LIBOR Notice further confirms Borrowers’ acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.

Administrative Borrower, on behalf of Borrowers, represents and warrants that (i) as of the date hereof, the representations and warranties of the Loan Parties contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date)), and (ii) no Default or Event of Default has occurred and is continuing on the date hereof, nor shall either result after giving effect to the request above.

[Signature page to follow.]

Dated: ACCURIDE CORPORATION, as Administrative Borrower
By:	____________________________
Name:	____________________________
Title:	____________________________

Acknowledged by: WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent
By:	____________________________
Name:	____________________________
Title:	____________________________

EXHIBIT P-1

Form of Perfection Certificate

See attached.3

3 If applicable pursuant to clause (k) of Schedule 5.2 to the Agreement.

SCHEDULE A-2

Authorized Persons

[Borrowers to provide]

SCHEDULE C-1

Commitments

Lender	Revolver Commitment1	FILO Term Loan Commitment	Total Commitment
Wells Fargo Bank, National Association	$60,000,000	$10,000,000	$60,000,000
BMO Harris Bank N.A.	$25,000,000	$0	$25,000,000
Deutsche Bank AG New York Branch	$15,000,000	$0	$15,000,000

All Lenders	$100,000,000	$10,000,000	$100,000,000

1 The Revolver Commitment of any Lender with any share of the FILO Term Loan is equal to the amount reflected above (as such amount may be decreased in accordance with the Agreement) less the outstanding principal balance of such Lender’s share of the FILO Term Loan.

SCHEDULE E-2

Existing Letters of Credit

SCHEDULE E-3

Concentration Limits

SCHEDULE P-1

Permitted Investments

SCHEDULE P-2

Permitted Liens

SCHEDULE 1.1

Definitions

As used in the Agreement, the following terms shall have the following definitions:

“ABL Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.

“Accordion Amendment” means, in the case of any proposed Increase of the Revolver Commitments, the Maximum Revolver Amount and the Maximum Stated Revolver Amount pursuant to Section 2.14 of the Agreement, an amendment to the Senior Secured Notes Indenture, in form and substance reasonably satisfactory to Agent and certified to Agent by an Authorized Person as being in full force and effect and without any applicable waiver or modification, which amendment shall permit such Increase to occur under clause (x) of Section 4.09(b)(1) of the Senior Secured Notes Indenture (or the corresponding section in any applicable indenture that refinances the Senior Secured Notes Indebtedness) by revising such clause (x) to state a sum equal to (a)$100,000,000 plus (b) the amount of the proposed Increase.

“Accordion Borrowing Base” means, as of any date of determination, the result of:

(a)           85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b)           the lesser of

    (i)           the product of 65%, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Finished Goods Inventory, and

    (ii)           the product of 85%, multiplied by the most recently determined Net Recovery Percentage, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Finished Goods Inventory (such determination may be made as to different categories of Eligible Finished Goods Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(c)           the lesser of

    (i)           the product of 65%, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Raw Materials Inventory, and

    (ii)           the product of 85%, multiplied by the most recently determined Net Recovery Percentage, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Raw Materials Inventory (such determination may be made as to different categories of Eligible Raw Materials Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(d)           the lesser of

    (i)           the product of 65%, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Work-in-Process Inventory, and

    (ii)           the product of 85%, multiplied by the most recently determined Net Recovery Percentage, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Work-in-Process Inventory (such determination may be made as to different categories of Eligible Work-in-Process Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, minus

    (e)           the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

“Account” means an account (as that term is defined in the Code or the PPSA, as applicable).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Accuride” has the meaning set forth in the preamble to the Agreement.

“Accuride Bankruptcy Proceedings” means, with respect to Accuride and each of its Domestic Subsidiaries, the voluntary cases commenced by them under Chapter 11 of the Bankruptcy Code (Case Nos. 09-13450 through 09-13469, inclusive, which were administratively consolidated as Chapter 11 Case No. 09-13449 (collectively, the “Accuride Bankruptcy Filings”)) in the United States Bankruptcy Court for the District of Delaware, on October 8, 2009 and the subsequent entry, on February 18, 2010, of a confirmation order confirming the Joint Plan of Reorganization for Accuride Corporation.

“Acquired Indebtedness” means (a) Indebtedness of a Person whose assets or Equity Interests are acquired by a Borrower or any of its Subsidiaries in a Permitted Acquisition; provided, that (i) neither any Borrower nor any of its Subsidiaries which consummated such Permitted Acquisition is liable for such Indebtedness, (ii) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (iii) such Indebtedness was in existence prior to the date of such Permitted Acquisition, and (iv) the Payment Conditions are satisfied both before and after giving effect to the incurrence of such Indebtedness; and (b) Indebtedness of any Person existing at the time such Person is merged into or consolidated or amalgamated with any Borrower or any Subsidiary of any Borrower or becomes a Subsidiary of any Borrower or any other Loan Party in accordance with clause (s) of the definition of Permitted Investments; provided, that (i) such Indebtedness was not incurred in contemplation of such merger, consolidation, amalgamation or investment and (ii) the aggregate principal amount of all Indebtedness incurred under this clause (b) shall in no event exceed $10,000,000 in the aggregate at any time outstanding.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Adjusted EBITDA” means, for any period, EBITDA for such period minus, to the extent any Restructuring Charges or any non-cash charges pursuant to clauses (a)(iv), (a)(vii) or (a)(viii) respectively of the definition of EBITDA were added back to Net Income when computing EBITDA for a prior period (or that would have been added back had the Agreement been in effect during such prior period), an amount equal to the difference between the amount actually paid in cash during such period on account of such Restructuring Charges or such other non-cash charges (except to the extent otherwise already reflected in Net Income for such period) less an amount not to exceed, for each consecutive twelve fiscal month period, $3,500,000 in aggregate (or for periods shorter than 12 months, an amount equal to $3,500,000 multiplied by a fraction, the numerator of which is the actual number of months in the period and the denominator of which is 12 months).

“Administrative Borrower” has the meaning specified therefor in Section 17.13 of the Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of the definition of Eligible Accounts and Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the Board of Directors of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, branches, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

“Agent’s Liens” means the Liens granted by each Borrower or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrowers for the most recently completed fiscal month; provided, that for the period from the Closing Date through the date Agent receives the certified Average Excess Availability calculation in respect of the testing period ending August 31, 2013, the Applicable Margin shall be set at the margin in the row styled “Level II”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level III”:

Level	Average Excess Availability	Applicable Margin Relative to Base Rate Loans (other than FILO Term Loans) (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans (other than FILO Term Loans) (the “LIBOR Rate Margin”)	Applicable Margin Relative to Base Rate Loans that are FILO Term Loans (the “FILO Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans that are FILO Term Loans (the “FILO LIBOR Rate Margin”)
I	Greater than or equal to $60,000,000	0.00%	1.75%	1.00%	2.75%
II	Less than $60,000,000 but greater than or equal to $10,000,000	0.25%	2.00%	1.25%	3.00%
III	Less than $10,000,000	0.50%	2.25%	1.50%	3.25%

The Applicable Margin shall be re-determined as of the first day of each fiscal month of Borrowers.  The Applicable Margin relative to Base Rate Loans (other than FILO Term Loans) is referred to as the “Base Rate Margin.”  The Applicable Margin relative to Base Rate Loans that are FILO Term Loans is referred to as the “FILO Base Rate Margin.”  The Applicable Margin relative to LIBOR Rate Loans (other than FILO Term Loans) is referred to as the “LIBOR Rate Margin.”  The Applicable Margin relative to LIBOR Rate Loans that are FILO Term Loans is referred to as the “FILO LIBOR Rate Margin.”

“Applicable Unused Line Fee Percentage”  means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of Borrowers for the most recently completed month as determined by Agent in its Permitted Discretion; provided, that for the period from the Closing Date through the date Agent receives the certified Average Excess Availability calculation in respect of the testing period ending August 31, 2013, the Applicable Unused Line Fee Percentage shall be set at the margin in the row styled “Level II”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Unused Line Fee Percentage shall be set at the margin in the row styled “Level II”:

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	Greater than or equal to 50% of the Maximum Revolver Amount	0.250 percentage points
II	Less than 50% of the Maximum Revolver Amount	0.375 percentage points

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each month by Agent.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding Revolver Usage).

“Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $50,000,000 minus (b) the aggregate principal amount of Increases to the Revolver Commitments previously made pursuant to Section 2.14 of the Agreement.

“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Bank Product” means any one or more of the following financial products or accommodations extended to a Borrower or a Subsidiary of a Borrower by a Bank Product Provider:  (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by a Borrower or a Subsidiary of a Borrower with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount reasonably determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by the Borrowers and their Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Borrower or a Subsidiary of a Borrower; provided, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, if the applicable Bank Product Provider is any Person other than Wells Fargo or its Affiliates, then the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to a Borrower or a Subsidiary of a Borrower.

“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to a Borrower or its Subsidiaries; provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-2 to the Agreement, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.

“Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of the Borrowers and their Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means (i) title 11 of the United States Code, (ii) the Bankruptcy and Insolvency Act (Canada), (iii) the Companies’ Creditors Arrangement Act (Canada), and/or (iv) any similar legislation in a relevant jurisdiction, in each case as applicable and as in effect from time to time.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of the Revolving Loans or the FILO Term Loan that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Book Runner” has the meaning set forth in the preamble to the Agreement.

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.

“Borrowing Base” means, as of any date of determination, the Dollar Equivalent amount of the result of:

(a)           85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b)           the lesser of

(i)           the product of 75%, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Finished Goods Inventory, and

(ii)           the product of 85%, multiplied by the most recently determined Net Recovery Percentage, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Finished Goods Inventory (such determination may be made as to different categories of Eligible Finished Goods Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(c)           the lesser of

(i)           the product of 75%, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Raw Materials Inventory, and

(ii)           the product of 85%, multiplied by the most recently determined Net Recovery Percentage, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Raw Materials Inventory (such determination may be made as to different categories of Eligible Raw Materials Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(d)           the lesser of

(i)           the product of 75%, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Work-in-Process Inventory, and

(ii)           the product of 85%, multiplied by the most recently determined Net Recovery Percentage, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Work-in-Process Inventory (such determination may be made as to different categories of Eligible Work-in-Process Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, minus

(e)           the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York, in the State of Illinois or in the city in which Accuride has its primary cash management Deposit Account, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing material employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which a Loan Party has any liability with respect to any Canadian employee or former employee.

“Canadian Defined Benefit Plan” means any Canada Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” or “Cdn$” means the lawful currency of Canada, as in effect from time to time.

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to, or to which there is or may be an obligation to contribute by a Loan Party, for its employees or former employees.

“Canadian Priority Payables Reserves” means reserves (determined from time to time by Agent in its Permitted Discretion) with respect to any Collateral located or deemed located in Canada (or any province or territory thereof) for: (a) the amount past due and owing by any Loan Party, or the accrued amount for which such Loan Party has an obligation to remit, to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) goods and services taxes, sales taxes, employee income taxes, municipal taxes and other taxes payable or to be remitted or withheld; (ii) vacation or holiday pay; and (iii) other like charges and demands, in each case, to the extent that any Governmental Authority or other Person may claim a lien, security interest, hypothec, trust or other claim ranking or which would reasonably be expected to rank in priority to or pari passu with one or more of the Liens granted in the Loan Documents; and (b) the aggregate amount of any other liabilities of any Loan Party (i) in respect of which a trust or deemed trust has been imposed or may reasonably be likely to be imposed on any such Collateral to provide for payment, or (ii) which are secured by a lien, security interest, pledge, charge, right or claim on any such Collateral (other than Permitted Liens that do not have priority over Agent’s Liens), or (iii) in respect of directors and officers, debtor-in possession financing, administrative charges, critical supplier charges or shareholder charges; in each case, pursuant to any applicable law, rule or regulation and which such lien, trust, security interest, hypothec, pledge, charge, right or claim ranks or in the Permitted Discretion of Agent, could reasonably be expected to rank in priority to or pari passu with one or more of the Liens granted in the Loan Documents (such as liens, trusts, security interests, hypothecs, pledges, charges, rights or claims in favor of employees or salespersons (including, without limitation, in respect of wages, salaries, commissions, vacation pay, or other compensation or amounts (including severance pay) payable under the Wage Earner Protection Program Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada)), landlords, warehousemen, customs brokers, carriers, mechanics, materialmen, labourers, or suppliers, or liens, trusts, security interests, hypothecs, pledges, charges, rights or claims for ad valorem, excise, sales, or other taxes where given priority under applicable law); in each case net of the aggregate amount of all restricted cash held or set aside for the payment of such obligations.

“Capital Expenditures” means, for any Person for any period, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of the principal portion of all obligations under Capital Leases incurred by such Person, in each case during such period.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 2 years from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 1 year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any Lender or any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than 30 days, with respect to securities satisfying the criteria in clauses (a) or (b) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above, and (i) in the case of any Foreign Subsidiary, high quality, short-term liquid Investments made by such Foreign Subsidiary in the ordinary course of managing its surplus cash position in a manner consistent with past practices.

“Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less the sum of, in each case to the extent included in the definition of Interest Expense, (a) the amortization of any deferred financing costs for such period, (b) the amortized amount of debt discount and debt issuance costs for such period, (c) any interest expense actually “paid in kind” or accreted during such period, (d) charges relating to write-ups or write-downs in the book or carrying value of existing Total Debt and (e) other non-cash interest.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change in Control” means that:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall have become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding Voting Stock of Accuride;

(b)    at any time Continuing Directors shall not constitute a majority of the Board of Directors of Accuride; or

(c)    a change of control (or equivalent change) occurs under and as defined in the Senior Secured Notes Documents.

“Change in Law” means the occurrence after the date of the Agreement of:  (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the date of the making of the initial Loan (or other extension of credit) under the Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Borrower or any Subsidiary of a Borrower in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Borrower’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Commitment” means, with respect to each Lender, its Revolver Commitment or its FILO Term Loan Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments or their FILO Term Loan Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” means any Person which is a direct competitor of any Borrower or any Subsidiary of any Borrower if, at the time of a proposed assignment, Agent and the assigning Lender have actual knowledge that such Person is a direct competitor of Borrowers or their Subsidiaries; provided, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of Borrowers or their Subsidiaries, shall not be deemed to be a direct competitor for the purposes of this definition.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer, controller or treasurer of Administrative Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Contingent Obligation” means, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Accuride on the Closing Date, and (b) any individual who (i) becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the then Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Accuride and whose initial assumption of office resulted from such contest or the settlement thereof or (ii) as of such date of determination, has been a member of the Board of Directors for at least the 12 preceding months (or, if such date of determination occurs during the period comprising the first 12 months after the Closing Date, since the Closing Date).

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Currency Due” has the meaning specified in Section 17.14 of this Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Borrowers, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent or Administrative Borrower, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement, unless the subject of a good faith dispute, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of an Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of an Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Accuride identified on Schedule D-1 to the Agreement (or such other Deposit Account of Accuride located at Designated Account Bank that has been designated as such, in writing, by Administrative Borrower to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Administrative Borrower to Agent).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months for which financial statements have been delivered pursuant to Schedule 5.1 to the Agreement, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount equal to (a) if Dilution on such date is greater than 5.00%, (i) the amount, expressed as a percentage, by which Dilution exceeds 5.00% times (ii) the amount of the Eligible Accounts, in each case on such date; and (b) otherwise, zero.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in another currency, the equivalent amount thereof in Dollars as determined by Agent, at such time on the basis of the Spot Rate for the purchase of Dollars with such currency.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (but excluding any territory or possession thereof).

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Earn-Outs” means unsecured liabilities of a Borrower or any Subsidiary of any Borrower arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition (but not including performance bonuses or consulting payments in any related services, employment or similar agreement), in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“EBITDA” means, for any period, Net Income for such period (calculated without giving effect to (a) any extraordinary gains or losses, (b) any gains or losses attributable to any sale, transfer or other disposition or abandonment of assets (other than Inventory sold in the ordinary course of business), (c) any income or loss for such period attributable to the early extinguishment of Indebtedness or accounts payable, (d) any non-cash gains or losses on foreign currency derivatives and any foreign currency transaction non-cash gains or losses and any foreign currency exchange translation gains or losses that arise on consolidation of integrated operations, (e) any re-evaluation of Inventory or other assets or any liabilities due to “fresh start” accounting adjustments upon Accuride’s and each of its Domestic Subsidiaries’ emergence from the Accuride Bankruptcy Proceedings and (f) mark-to-market adjustments in the valuation of derivative obligations resulting from the application of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities),

(a)          plus, in each case to the extent deducted in determining such Net Income, and without duplication, the amount of:

    (i)           total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of Borrowers and their Subsidiaries for such period;

    (ii)           provision for Taxes based on income and foreign withholding Taxes for Borrowers and their Subsidiaries for such period;

    (iii)           all depreciation and amortization expense of Borrowers and their Subsidiaries for such period;

    (iv)           restructuring charges or reserves for such period relating to current or anticipated future cash expenditures incurred or to be incurred by any Borrower or any Subsidiary in connection with (A) plant closures and the consolidation, relocation or elimination of operations and (B) related severance costs and other costs incurred in connection with the termination, relocation and training of employees (collectively, “Restructuring Charges”); provided that the maximum amount of all restructuring charges or reserves that may be included in EBITDA (x) during the term of the Agreement shall not exceed $20,000,000 in the aggregate or (y) in any consecutive twelve fiscal months shall not exceed $10,000,000 in the aggregate; provided, further, that prior to including any such restructuring charges or reserves in EBITDA, Administrative Borrower shall deliver to Agent supporting documentation in respect of such restructuring charges or reserves in form and detail reasonably satisfactory to Agent;

    (v)           any fees and expenses incurred during such period and related to Permitted Investments and/or the Imperial Sale;

    (vi)           any deduction for minority interest expense during such period;

    (vii)           non-cash charges and expenses (but excluding any write-downs of current assets or additions to bad debt reserves or bad debt expense) incurred during such period;

    (viii)           other non-recurring charges limited to $5,000,000 in the aggregate in any consecutive twelve fiscal months;

    (ix)           upfront fees and expenses paid in connection with any equity issuance or incurrence of Indebtedness permitted by the terms of the Agreement (whether or not successful), the proceeds of which are applied (or if unsuccessful, were intended to be applied) to consummate Permitted Acquisitions or applied towards refinancing of Indebtedness in accordance with the terms of the Agreement, incurred during such period; and

    (x)           the amount of all fees, costs, expenses, commissions and other cash charges incurred during such period in connection with the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the making of Revolving Loans and the FILO Term Loan and the use of the proceeds thereof and the issuance of Letters of Credit under the Agreement, in each case on the Closing Date;

(b)          minus, in each case to the extent added in determining such Net Income, and without duplication,

    (i)           the amount of any non-cash income or gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period); and

    (ii)           any credit for United States federal income Taxes or other Taxes measured by net income received during such period, in each case of clauses (a) and (b), determined on a consolidated basis in accordance with GAAP.

“Eligible Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination performed by (or on behalf of) Agent from time to time after the Closing Date.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, Taxes, discounts, credits, allowances, and rebates.  Eligible Accounts shall not include the following:

(a)    Accounts that the Account Debtor has failed to pay within 120 days of original invoice date or within 60 days of original due date or Accounts with selling terms of more than 90 days (provided that the aggregate Accounts with selling terms of more than 90 days but which are not unpaid 60 days after the original due date and which do not at any time exceed $5,000,000 shall not be excluded by operation of this clause (a)),

(b)    Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)    Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee of any Borrower or any Affiliate of any Borrower,

(d)    Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)    Accounts that are not payable in Dollars, other than Accounts payable in Canadian Dollars that are not in excess of Cdn$7,500,000 (or such greater amount as Agent may agree in writing) in the aggregate; provided, that from and after establishing a multicurrency deposit account and/or lockbox arrangement with Wells Fargo or one of its Affiliates into which payments and collections received by Loan Parties in Canadian Dollars are deposited, Accounts payable in Canadian Dollars that are not in excess of Cdn$30,000,000 shall not be excluded by operation of this clause (e),

(f)    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States, Canada, or any state or province thereof, as applicable, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(g)    Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States, or (iii) a Canadian Governmental Authority (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with any assignment of claims statute, including the Financial Administration Act (Canada), or (iv) any province or territory of Canada having legislation of similar purpose and effect restricting the assignment thereof with respect to such obligation (unless Borrowers have complied with all applicable laws relating to taking security in such Accounts),

(h)    Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(i)    Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed (i) in the case of those Account Debtors listed on Schedule E-3 to the Agreement, the respective percentage set forth opposite the names of such Account Debtors on Schedule E-3 of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that at the request of the Administrative Borrower, and with the consent of Agent, the names of additional Account Debtors may be added to Schedule E-3 from time to time and (ii) in the case of all Account Debtors not listed on Schedule E-3, 15% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, (x) the foregoing percentage, as applied to a particular Account Debtor, is subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates and (y) the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k)    Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(l)    Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m)    Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n)    Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o)    Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services, or

(p)    Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Eligible Finished Goods Inventory” means Inventory that qualifies as Eligible Inventory and consists of finished goods held for sale in the ordinary course of Borrowers’ business.

“Eligible Inventory” means Inventory of any Borrower, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date.  In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices.  An item of Inventory shall not be included in Eligible Inventory if:

(a)    a Borrower does not have good, valid, and marketable title thereto,

(b)    it is (i) located with a vendor or customer of any Borrower or its Affiliates or on a property owned or leased by any of the foregoing, (ii) located on premises leased or rented by a Borrower, unless either (A) a Collateral Access Agreement has been delivered to the Agent or (B) a Landlord Reserve has been established with respect thereto, (iii) stored with a bailee, warehouseman or a third party processor (including to the extent such bailee, warehouseman or processor is a Non-Loan Party Affiliate of a Borrower) on premises owned or leased by such bailee, warehouseman or third party processor, unless either (A) a Collateral Access Agreement has been delivered to Agent or (B) a Landlord Reserve has been established with respect thereto, or (iv) located at a location owned by a Loan Party that is subject to a mortgage or other security interest in favor of a creditor other than Agent or the Senior Secured Noteholder Collateral Agent, unless a Collateral Access Agreement has been delivered to Agent with respect thereto,

(c)    it is not (i) located at one of the locations in the continental United States or in Canada, in each case as set forth on Schedule 4.24 (as such Schedule may be updated pursuant to Section 5.10 of the Agreement) or (ii) in-transit from one such location to another such location,

(d)    it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule 4.24 to the Agreement to another location set forth on Schedule 4.24 to the Agreement, in each case, as such Schedule may be updated pursuant to Section 5.10 of the Agreement),

(e)    it is located on real property leased by a Borrower or in a contract warehouse or in the possession of a processor (including to the extent any such contract warehouse or processor is a Non-Loan Party Affiliate of a Borrower), in each case, unless it is subject to a Collateral Access Agreement executed by the lessor, warehouseman or processor, as the case may be, or Agent has established a Landlord Reserve in its Permitted Discretion in accordance with Section 2.1(c) of the Agreement and, in each case, unless it is segregated or otherwise separately identifiable from goods of others (including any Non-Loan Party Affiliate of a Borrower), if any, stored on the premises,

(f)    it is the subject of a bill of lading or other document of title,

(g)    it is not subject to a valid and perfected first priority Lien in favor of Agent,

(h     it consists of goods returned or rejected by a Borrower’s customers, which goods are either (i) damaged or defective or (ii) otherwise not in a condition fit for re-sale as “new” upon being returned,

(i)    it consists of (i) goods that based on the most recent Inventory appraisal or field examination Report received by Agent, are obsolete or slow moving, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Loan Parties’ business, bill and hold goods, defective goods, “seconds,” or (ii) Inventory acquired on consignment,

(j)    it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or

(k)    it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Eligible Raw Materials Inventory” means Inventory that qualifies as Eligible Inventory and consists of goods that are raw materials.

“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Agent.

“Eligible Work–in–Process Inventory” means Inventory that qualifies as Eligible Inventory and consists of goods that are work–in–process.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or Subsidiary of a Loan Party or (b) to which any Loan Party or Subsidiary of a Loan Party has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

“Enhanced Reporting Period” means a period which shall commence on any date (the “Commencement Date”) on which Excess Availability is less than (a) 12.5% of the Maximum Stated Revolver Amount for three consecutive Business Days or (b) 10% of the Maximum Stated Revolver Amount at any time, and shall continue until the last day of the fiscal quarter after the Commencement Date in which Excess Availability for a period of 45 consecutive days is greater than or equal to 12.5% of the Maximum Stated Revolver Amount.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Borrower or any Subsidiary of a Borrower, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code or the PPSA, as applicable).

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder.  Any reference to a specific section of ERISA shall be deemed to be a reference to such section of ERISA and any successor statutes, and all regulations and guidance promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business (whether or not incorporated) that together with a Loan Party or a Subsidiary of a Loan Party would be (or has been) treated as a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the IRC.

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess” has the meaning specified therefor in Section 2.14 of the Agreement.

“Excess Availability” means, as of any date of determination, the amount equal to (a) the lesser of (i) the Borrowing Base at such time (calculated by reference to the most recent Borrowing Base Certificate delivered by the Administrative Borrower pursuant to Schedule 5.2, as the same may be subsequently adjusted by (A) the establishment of any additional reserves under Section 2.1(c) of the Agreement, (B) any modification to Eligible Accounts or Eligible Inventory or (C) any other exercise by Agent of its Permitted Discretion, in each case in accordance with the terms of this Agreement after the date of such Borrowing Base Certificate, as notified by Agent to the Administrative Borrower) and (ii) the Maximum Stated Revolver Amount at such time, minus (b) the Revolver Usage at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Exchange Rate” means and refers to the nominal rate of exchange (vis-à-vis Dollars) for a currency other than Dollars published in the Wall Street Journal (Western Edition) on the date of determination (which shall be a Business Day on which the Wall Street Journal (Western Edition) is published), expressed as the number of units of such other currency per one Dollar.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (i) any Tax imposed on or measured by net income (however denominated) or net profits (including any branch profits Taxes) or any franchise Tax, in each case imposed (a) as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction (or any political subdivision or taxing authority thereof) imposing such Tax or (b) as a result of a present or former connection between such Recipient and the jurisdiction or taxing authority imposing the tax (other than any such connection arising from such Recipient having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) Taxes resulting from a Recipient’s failure to comply with the requirements of Section 16.2 of the Agreement; (iii) any United States federal withholding Taxes that would be imposed on amounts payable to a Lender pursuant to a law in effect at the time such Lender becomes a party to the Agreement or designates a new lending office, except in each case to the extent such Lender (or its assignor, if any) was previously entitled to receive additional amounts pursuant to Section 16.1 of the Agreement with respect to such withholding Tax at the time such Lender became a party to the Agreement or designated a new lending office; and (iv) any United States federal withholding Taxes imposed under FATCA.

“Existing Agent” has the meaning specified therefor in clause (d)(xii) of Schedule 3.1 to the Agreement.

“Existing Credit Facility” means Accuride’s existing credit facility governed by that certain ABL Credit Agreement dated as of July 29, 2010, between, among others, Accuride and Existing Agent.

“Existing Letters of Credit” means those letters of credit described on Schedule E-2 to the Agreement.

“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and any intergovernmental agreement entered into in connection with the implementation of such Sections of the IRC.

“Fee Letter” means that certain fee letter, dated as of even date with the Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“FILO Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“FILO LIBOR Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“FILO Term Loans” has the meaning specified therefor in Section 2.2 of the Agreement.

“FILO Term Loan Amount” means $10,000,000.

“FILO Term Loan Commitment” means, with respect to each FILO Term Loan Lender, its FILO Term Loan Commitment, and, with respect to all FILO Term Loan Lenders, their FILO Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“FILO Term Loan Exposure” means, with respect to any FILO Term Loan Lender, as of any date of determination (a) prior to the funding of the FILO Term Loan, the amount of such Lender’s FILO Term Loan Commitment, and (b) after the funding of the FILO Term Loan, the outstanding principal amount of the FILO Term Loan held by such Lender.

“FILO Term Loan Lender” means a Lender that has a FILO Term Loan Commitment or that has a portion of the FILO Term Loan.

“FILO Term Loan Maturity Date” means July 31, 2015.

“Financial Covenant Period” means a period which shall commence on any date (the “Commencement Date”) on which Excess Availability (calculated without including the outstanding principal balance of the FILO Term Loan as of such date) is less than 10% of the Maximum Stated Revolver Amount, and shall continue until the last day of the fiscal quarter after the Commencement Date in which Excess Availability (calculated without including the outstanding principal balance of the FILO Term Loan as of such date) for a period of 45 consecutive days is greater than or equal to 10% of the Maximum Stated Revolver Amount.

“Fixed Charges” means, for any period, the sum of (a) any amortization payments made during such period on all Indebtedness of the Borrowers and their Subsidiaries for such period (including (i) the principal component of all obligations in respect of all Capital Leases as determined on the first day of such period (or, with respect to a given issue of Indebtedness incurred thereafter, on the date of the incurrence thereof) and (ii) scheduled principal payments in respect of the FILO Term Loan during such period (determined at the beginning of such period)), plus (b) Cash Interest Expense of the Borrowers and their Subsidiaries for such period, plus (c) the amount of all cash payments made by the Borrowers and their Subsidiaries in respect of income Taxes or income Tax liabilities (net of cash income Tax refunds) during such period (excluding such cash payments related to asset sales not in the ordinary course of business), plus (d) without duplication of any amounts included in clause (c) above, the aggregate amount of all cash Restricted Payments paid by Accuride as permitted under Section 6.7 of the Agreement for such period, plus (e) an amount equal to (i) actual cash pension funding payments made with respect to pension funding obligations for such period minus (ii) the profit and loss statement charge (or benefit) with respect to such pension funding obligations for such period.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a)(i) Adjusted EBITDA for such period minus (ii) the aggregate amount of all Capital Expenditures made by the Borrowers and their Subsidiaries during such period (other than Capital Expenditures to the extent financed with the Net Cash Proceeds of any sale or issuance of Equity Interests, the Net Cash Proceeds of any asset sale, the Net Cash Proceeds of any Recovery Event or the Net Cash Proceeds of any incurrence of Indebtedness, but including Capital Expenditures to the extent financed with proceeds of Loans) to (b) Fixed Charges for such period.

“Flow of Funds Agreement” means a flow of funds agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Administrative Borrower and Agent.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Pledge Agreements” means each of the (i) Second Priority Pledge of Shares Agreement executed and delivered by Accuride to Agent and (ii) Second Priority Pledge of Shares Agreement executed and delivered by Bostrom Seating, Inc., a Delaware corporation, to Agent, each dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of any jurisdiction other than the United States or any political subdivision thereof (but excluding any territory or possession thereof).

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (a) each Domestic Subsidiary (other than an Immaterial Subsidiary), in each case, of each Borrower and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Borrowers and each of the Guarantors to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities (other than Excluded Swap Obligations), whether absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower and their Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means any Lender or any of its Affiliates; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement with a Borrower or its Subsidiaries; provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

“Historical Excess Availability” means, with respect to any action or proposed action, an amount equal to (a) the sum of Monthly Excess Availability for each month during the six (6) fiscal-month period immediately preceding such action or proposed action divided by (b) six (6).  Excess Availability shall be determined on a pro forma basis as if such action or proposed action and any Loans made (or to be made), Letters of Credit issued (or to be issued) or Indebtedness repaid (or to be repaid) in connection with such action or proposed action had occurred or been incurred, issued or repaid, as the case may be, on the first day of the six (6) fiscal-month period immediately preceding such action or proposed action.

“Immaterial Subsidiary” means, as of any date of determination thereof, each Subsidiary of a Loan Party that is designated by the Administrative Borrower as an Immaterial Subsidiary; provided, that the Administrative Borrower shall not designate any Issuer or Guarantor (in each case, as defined in the Senior Secured Notes Indenture) as an Immaterial Subsidiary.

“Imperial Sale” means the sale or disposition by any Borrower of the assets connected to Imperial Group, L.P., Imperial Group Holding Corp.-1 and/or Imperial Group Holding Corp.-2 to a third party.

“Increase” has the meaning specified therefor in Section 2.14.

“Increase Date” has the meaning specified therefor in Section 2.14.

“Increase Joinder” has the meaning specified therefor in Section 2.14.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables and accrued expenses incurred in the ordinary course of business for the purchase of goods or services that are not overdue by more than 180 days and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated in accordance with GAAP), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means, any Taxes other than Excluded Taxes.

“Ineligible Institution” shall mean the Persons identified in writing to Agent by Borrowers on or prior to the Closing Date, which list of Persons is consented to in writing by Agent (such consent not to be unreasonably withheld or delayed).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by each Borrower, each Subsidiary of each Borrower, each of the other Loan Parties, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of July 29, 2010 between Deutsche Bank Trust Company Americas, in its capacity as ABL Agent thereunder, and the Senior Secured Noteholder Collateral Agent, as acknowledged by each Borrower and each of its applicable Subsidiaries, as amended by that certain Joinder and Amendment to Intercreditor Agreement, dated as of even date with the Agreement (the “Intercreditor Amendment”), executed and delivered by Agent, the Senior Secured Noteholder Collateral Agent, Accuride and the other parties thereto, which Intercreditor Agreement provides for the applicable parties’ relative rights and priorities with respect to the assets and properties of the applicable Loan Parties and related matters.

“Intercreditor Amendment” has the meaning set forth in the definition of Intercreditor Agreement.

“Interest Expense” means, for any period, the sum of (a) the total consolidated interest expense of the Borrowers and their Subsidiaries for such period calculated in accordance with GAAP (and without regard to any limitations on payment thereof), including all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, prepayment fees, premiums or discounts) for such period, and after giving effect to the net amount of payments made or received by the Borrowers and their Subsidiaries with respect to any Hedge Agreement for such period but excluding any gain or loss recognized under GAAP that results from any mark-to-market valuation of any Hedge Agreement, (as adjusted to exclude (to the extent the same would otherwise be included in the calculation above in this clause (a)) (i) the amortization of any deferred financing costs (including, without limitation, amortization of original issue discount) for such period and (ii) any interest expense actually “paid in kind” or accreted during such period) plus (b) without duplication, (i) that portion of Capital Leases of Borrowers and their Subsidiaries on a consolidated basis representing the interest factor for such period and (ii) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Off-Balance Sheet Liabilities of Borrowers and their Subsidiaries (to the extent the same does not arise from a financing arrangement constituting an operating lease) for such period.

“Interest Coverage Ratio” means, for any period, the ratio of (a) Adjusted EBITDA for such period to (b) Interest Coverage Charges for such period.

“Interest Coverage Charges” means, for any period, the sum of (a) Cash Interest Expense of the Borrowers and their Subsidiaries for such period, plus (b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period, plus (c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 , or 6 months thereafter or, if available and agreed to by all Lenders, 12 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, 6, or 12 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code or the PPSA, as applicable).

“Inventory Reserves means, as of any date of determination, (a) Landlord Reserves, and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory or the Maximum Revolver Amount.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder.  Any reference to a specific section of the IRC shall be deemed to be a reference to such section of the IRC and any successor statutes, and all regulations and guidance promulgated thereunder.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo or any other Lender that, at the request of Administrative Borrower and with the consent of Agent (such consent not to be unreasonably withheld, conditioned or delayed), agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of the Agreement, and Issuing Bank shall be a Lender.

“Judgment Currency” has the meaning specified in Section 17.14 of the Agreement.

“Landlord Reserve” means, as to each location at which a Borrower has Inventory or books and records located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to the greater of (a) the number of months’ rent for which the landlord will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of rent or other amounts under the lease relative to such location, or (b) 3 months’ rent under the lease relative to such location.

“Lead Arranger” has the meaning set forth in the preamble to the Agreement.

“Lender” has the meaning set forth in the preamble to the Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Borrower or any Subsidiary of a Borrower under any of the Loan Documents that are not paid by such Borrower or such Subsidiary and are paid, advanced, or incurred by the Lender Group in connection with the Lender Group’s transactions with any of the Borrowers and their Subsidiaries under the Loan Documents, (b) reasonable documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with any of the Borrowers and their Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits (it being agreed that absent the occurrence and continuance of an Event of Default, no such fees relating to real estate surveys and/or environmental audits shall be incurred by the Lender Group), (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Borrower or any Subsidiary of a Borrower, (d) Agent's customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable documented out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of, and subject to, any limitation) provided in Section 2.10 of the Agreement, (h) Agent’s reasonable and documented costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Borrower or any Subsidiary of any Borrower, (i) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable documented costs and expenses relative to the rating of the FILO Term Loan, CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Borrower or any Subsidiary of any Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral; provided, that, notwithstanding the foregoing, in each case, the fees and expenses of counsel that shall constitute Lender Group Expenses shall in any event be limited to one primary counsel to Agent, one local counsel to Agent in each reasonably necessary jurisdiction and one specialty counsel to Agent in each reasonably necessary specialty area, in each case, selected by Agent, and, if (and only if) one or more conflicts of interest between Agent and Lenders arise, one primary counsel, one local counsel in each reasonably necessary jurisdiction and one specialty counsel in each reasonably necessary specialty area, in each case, for all the Lenders, in each case, selected by the Required Lenders.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of the Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to (i) 105% of the then existing Letter of Credit Usage in the case of Letters of Credit denominated in Dollars and (ii) 115% of the then existing Letter of Credit Usage in the case of Letters of Credit denominated in a currency other than Dollars, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to (i) 105% of the then existing Letter of Credit Usage in the case of Letters of Credit denominated in Dollars and (ii) 115% of the then existing Letter of Credit Usage in the case of Letters of Credit denominated in a currency other than Dollars (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of the Agreement.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of the Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of the Agreement.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1 to the Agreement.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“LIBOR Rate” means the rate per annum appearing on Macro*World’s (https://capitalmarkets.mworld.com; the “Service”)  Page BBA LIBOR - USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means each portion of a Revolving Loan or the FILO Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, hypothec, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” shall mean any Revolving Loan, Swing Loan, Extraordinary Advance, or FILO Term Loan made (or to be made) hereunder.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement, any Issuer Documents, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Foreign Pledge Agreements, any note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Borrower or any Loan Party and any member of the Lender Group in connection with the Agreement.

“Loan Party” means any Borrower or any Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities or financial condition of Borrowers and their Subsidiaries, taken as a whole, or (b) a material impairment of Borrowers’ and their Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent).

“Maturity Date” means the earlier of (a) July 11, 2018 and (b) 90 days prior to the maturity date of the Senior Secured Notes, unless (i) the maturity date of the Senior Secured Notes is extended to a date that is on or after 90 days after the date set forth in the foregoing clause (a), (ii) all of the Senior Secured Notes are refinanced or replaced as permitted under the Agreement and the maturity date of all of the Indebtedness that refinances or replaces the Senior Secured Notes is on or after 90 days after the date set forth in the foregoing clause (a), or (iii) all of the Senior Secured Notes are converted into equity of Accuride.

“Maximum Revolver Amount” means an amount equal to (i) $100,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c)(i) of the Agreement and increased by the amount of Increases made in accordance with Section 2.14 of the Agreement, minus (ii) the outstanding principal balance of the FILO Term Loan.

“Maximum Stated Revolver Amount” means, as of any date of determination, the sum of the Maximum Revolver Amount and the outstanding principal balance of the FILO Term Loan as of such date of determination.

“Measurement Period” means, as of any date of determination, the most recently completed twelve fiscal-month period ending on or immediately prior to such date with respect to which financial statements have been delivered pursuant to clause (a), (c) or (e) of Schedule 5.1 to the Agreement, in each case taken as one accounting period.

“Monthly Excess Availability” means for any month, the average Excess Availability during such month based on utilization and on Borrowing Base Certificates supplied by the Administrative Borrower from time to time.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, hypothecs, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower or a Subsidiary of the Borrower in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

“Net Cash Proceeds” means:

(a)           with respect to any sale, transfer or other disposition by any Borrower or any Subsidiary of any Borrower of assets, the amount of cash proceeds received from time to time (whether as initial consideration or through the payment or disposition of deferred consideration, but only as and when received) by or on behalf of such Borrower or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness (including the principal of, the premium or penalty, if any, and interest on such Indebtedness) secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale, transfer or other disposition, (ii) reasonable fees, commissions, expenses and costs related thereto and required to be paid by such Borrower or such Subsidiary in connection with such sale, transfer or other disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person other than Accuride or any of its Subsidiaries and are properly attributable to such transaction, (iii) taxes paid or estimated to be payable to any taxing authorities by such Borrower or such Subsidiary in connection with such sale, transfer or other disposition, and (iv) all amounts that are set aside (A) as a reserve (I) for adjustments in respect of the purchase price of such assets, (II) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, or (B) for the payment of unassumed liabilities relating to the assets sold, transferred or otherwise disposed of;

(b)           with respect to the issuance or incurrence of any Indebtedness by any Borrower or any Subsidiary of any Borrower, or the issuance by any Borrower or any Subsidiary of any Borrower of any Equity Interests, the aggregate amount of cash received from time to time (whether as initial consideration or through the payment or disposition of deferred consideration, but only as and when received) by or on behalf of such Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, expenses, issuance costs and other costs related thereto and required to be paid by such Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person other than Accuride or any of its Subsidiaries and are properly attributable to such transaction, and (ii) taxes paid or estimated to be payable to any taxing authorities by such Borrower or such Subsidiary in connection with such issuance or incurrence; and

(c)           with respect to any Recovery Event, the amount of cash proceeds received from time to time (whether as initial consideration or through the payment or disposition of deferred consideration, but only as and when received) by or on behalf of any Borrower or any Subsidiary of any Borrower in connection with such Recovery Event, after deducting therefrom only (i) reasonable fees, commissions, expenses and costs related thereto and required to be paid by such Borrower or such Subsidiary in connection with such Recovery Event, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person other than Accuride or any of its Subsidiaries and are properly attributable to such Recovery Event, (ii) taxes paid or estimated to be payable to any taxing authorities by such Borrower or such Subsidiary in connection with such Recovery Event, and (iii) the amount of any Indebtedness (including the principal of, the premium or penalty, if any, and interest on such Indebtedness) secured by any Permitted Lien on any asset (other than Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents) which is required to be, and is, repaid in connection with such Recovery Event.

“Net Income” means, for any period, the net income (or loss) of the Borrowers and their Subsidiaries determined on a consolidated basis of such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Net Income (without duplication):  (i) the net income (or loss) of any Person in which a Person or Persons other than the Borrowers and their Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by a Person or Persons other than the Borrowers and their Wholly-Owned Subsidiaries, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary (except to the extent of the amount of cash dividends or other cash distributions actually paid by such Subsidiary during such period which the recipient thereof is legally entitled to retain based on advice from the Borrowers’ counsel, a summary of which is provided to Agent).

“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal received by Agent from an appraisal company selected by Agent.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Non-Loan Party” means any Subsidiary of Parent that is not a Loan Party.

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Pension Plan or Multiemployer Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan, (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is in “critical” or “endangered” status within the meaning of IRC Section 432, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) an “accumulated funding deficiency” within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, or (p) any event that results in or could reasonably be expected to result in a liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC.

“Obligations” means (a) all loans (including the FILO Term Loan and the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding with respect to any Loan Party, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that are Lender Group Expenses and accrue after the commencement of an Insolvency Proceeding with respect to any Loan Party, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided that the Obligations shall not include any Excluded Swap Obligations.  Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans and the FILO Term Loan, (ii) interest accrued on the Revolving Loans and the FILO Term Loan, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding with respect to any Loan Party.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-Balance Sheet Liabilities” of any Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that does not create a liability on the balance sheet of such Person (other than an operating lease), (c) any obligation under a Synthetic Lease or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.

“Payment Conditions” means that at the time of each action or proposed action and after giving effect thereto each of the following conditions are satisfied:  (a) no Default or Event of Default shall have occurred and be continuing, (b) Excess Availability (on the date of such action or proposed action after giving effect to any Loans made (or to be made) or Letters of Credit issued (or to be issued) on such date in connection with such action or proposed action) and Historical Excess Availability, calculated on a pro forma basis in accordance with the definition thereof, shall exceed the greater of (i) $15,000,000 and (ii) 25% of the Maximum Stated Revolver Amount as then in effect, (c) the Fixed Charge Coverage Ratio shall be not less than 1.25:1.00 for the most recent Measurement Period calculated on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such Measurement Period, and (d) the Administrative Borrower shall have delivered to Agent a certificate of a financial officer of the Administrative Borrower certifying as to compliance with the preceding clauses (a) through (c) and demonstrating (in reasonable detail) the calculations required by the preceding clauses (b) and (c).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the IRC sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.

“Permitted Acquisition” means any Acquisition so long as:

(a)           the Payment Conditions are satisfied at the time of the consummation of the proposed Permitted Acquisition and immediately after giving effect thereto,

(b)           Borrowers have provided Agent with written notice of the proposed Acquisition at least 10 Business Days (or such shorter period of time as may be reasonably acceptable to Agent) prior to the anticipated closing date thereof, which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition,

(c)           the assets being acquired (other than a de minimis amount of assets in relation to Borrowers’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrowers and their Subsidiaries permitted pursuant to Section 6.5,

(d)           all representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(e)           the Administrative Borrower shall have delivered to Agent a certificate executed by a financial officer, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (a) through (d), inclusive, and containing the calculations (in reasonable detail) required by preceding clause (a);

(f)           the Borrowers shall comply with the provisions of Section 5.11 and Section 5.12 of this Agreement with respect to any assets or Equity Interests acquired pursuant to such Permitted Acquisition.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means:

(a)    sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Borrowers and their Subsidiaries,

(b)    sales of Inventory to buyers in the ordinary course of business,

(c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d)    the licensing or sublicensing of patents, trademarks, copyrights, and other intellectual property rights not materially interfering with the conduct of business of the Borrowers and their Subsidiaries, in each case so long as such licensing or sublicensing does not otherwise affect Agent’s security interest in the asset or property subject thereto,

(e)    the granting of Permitted Liens,

(f)    the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)    any (i) involuntary loss, damage or destruction or other transfer of property, or (ii) involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property, and any voluntary transfer of property in connection with a Recovery Event,

(h)    the leasing or subleasing of assets of any Borrower or any Subsidiary of a Borrower in the ordinary course of business,

(i)    the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Accuride,

(j)    (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Borrower or any Subsidiary of any Borrower to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(k)     the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,

(l)    the making of Permitted Investments,

(m)    so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any Borrower or any Subsidiary of any Borrower to any Loan Party, (ii) from any Subsidiary of any Borrower that is not a Loan Party to any other Subsidiary of any Borrower, and (iii) from any Loan Party to any Foreign Subsidiary of any Borrower that is not a Loan Party, so long as the aggregate fair market value of the assets so sold or contributed to any Foreign Subsidiary of any Borrower that is not a Loan Party by the Loan Parties (determined, in each case, at the time of such sale or contribution) does not exceed $5,000,000 during the term of the Agreement,

(n)    dispositions of assets acquired by Borrowers and their Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Borrowers and their Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition,

(o)    sales or contributions of equipment or other personal property or all or part of any business to joint ventures; provided, that (i) the aggregate fair market value of the assets so sold or contributed to joint ventures by the Loan Parties (determined, in each case, at the time of such sale or contribution) does not exceed $5,000,000 during the term of the Agreement and (ii) for such sales generating Net Cash Proceeds in excess of $2,500,000 or for sales or contributions comprised of assets in the Borrowing Base, the Administrative Borrower delivers to Agent a pro forma Borrowing Base Certificate showing the effects of such transaction on the Borrowing Base,

(p)    the Imperial Sale, and

(q)    sales or dispositions of assets not otherwise permitted in clauses (a) through (p) above so long as made at fair market value and the aggregate fair market value of all assets disposed of during the term of the Agreement would not exceed $25,000,000; provided, that (i) immediately before and after giving effect to any such sale, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) no sale or other disposition of assets shall be permitted by this clause (q) unless such disposition is for at least 75% cash consideration; provided, further, that any liabilities (as shown on any Borrower’s or its Subsidiaries’ most recent balance sheet or in the footnotes thereto) of any Borrower or of any Subsidiary of any Borrower, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the purchaser of such assets and for which each Borrower and each other Loan Party have been validly released by all creditors in writing shall be deemed to be cash for purposes of this clause (q) and for no other purpose.

“Permitted Indebtedness” means:

(a)    Indebtedness evidenced by the Agreement or the other Loan Documents,

(b)    Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)    endorsement of instruments or other payment items for deposit,

(e)    Indebtedness consisting of (i) guarantees incurred with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) guarantees with respect to Indebtedness of any Borrower or any Subsidiary of a Borrower, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f)    Indebtedness of any Borrower or any other Loan Party that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such Indebtedness does not mature prior to the date that is six months after the Maturity Date, and (iii) such Indebtedness does not amortize until six months after the Maturity Date,

(g)    Acquired Indebtedness,

(h)    Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(i)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Borrower or any Subsidiary of any Borrower, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j)    the incurrence by any Borrower or any Subsidiary of a Borrower of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrowers’ and their Subsidiaries’ operations and not for speculative purposes,

(k)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,

(l)    unsecured Indebtedness of any Borrower owing to current or former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by such Borrower of the Equity Interests of Accuride that has been issued to such Persons, so long as the aggregate principal amount of all such Indebtedness outstanding at any time does not exceed $1,000,000,

(m)    Indebtedness owing to sellers of assets or Equity Interests to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the Payment Conditions are satisfied both before and after giving effect to such Indebtedness, (ii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, and (iii) such Indebtedness is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent,

(n)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(o)    Indebtedness composing Permitted Investments,

(p)    unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(q)    subject to the terms of the Intercreditor Agreement, the Senior Secured Notes Indebtedness and any Permitted Refinancing Indebtedness with respect thereto incurred in compliance with the terms of the Intercreditor Agreement,

(r)    Indebtedness of any Borrower or any Subsidiary of a Borrower in respect of Earn-Outs owing to sellers of assets or Equity Interests to such Borrower or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions, so long as the Payment Conditions would be satisfied both before and after giving effect to the incurrence of such Indebtedness,

(s)    (i) in the case of any Foreign Subsidiary only, Indebtedness in an aggregate principal amount, when aggregated with any Indebtedness incurred by all other Foreign Subsidiaries pursuant to this clause (s), not to exceed $10,000,000 at any time outstanding, and (ii) undertaking by any Borrower to guaranty the obligations of Foreign Subsidiaries with respect to Indebtedness under clause (s)(i) above,

(t)    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(u)    Subordinated Indebtedness, so long as the Subordinated Indebtedness Conditions are satisfied; provided, that for purposes of this clause (u), “Subordinated Indebtedness Conditions” means that at the time of the incurrence of such Subordinated Indebtedness and immediately after giving effect thereto each of the following conditions are satisfied:  (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Interest Coverage Ratio shall be not less than 2.00:1.00 for the most recent Measurement Period calculated on a Pro Forma Basis as if the incurrence of such Subordinated Indebtedness had occurred on the first day of such Measurement Period, and (iii) the Administrative Borrower shall have delivered to Agent a certificate of a financial officer of the Administrative Borrower certifying as to compliance with the immediately preceding clauses (i) and (ii) and demonstrating (in reasonable detail) the calculations required by the immediately preceding clause (ii),

(v)    Indebtedness consisting of Contingent Obligations in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of any Borrower or any Subsidiary of any Borrower,

(w)    Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business, and

(x)    any other Indebtedness incurred by any Borrower or any Subsidiary of any Borrower in an aggregate outstanding amount not to exceed $20,000,000 at any one time.

“Permitted Intercompany Advances” means loans or advances made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of a Borrower that is not a Loan Party to another Subsidiary of a Borrower that is not a Loan Party, (c) a Subsidiary of a Borrower that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a Subsidiary of a Borrower that is not a Loan Party so long as (i) the aggregate amount of all such loans under this clause (d) outstanding at any one time does not exceed the amount of any Investment made pursuant to, and permitted under, clauses (p) and/or (q) of the definition of Permitted Investments, and (ii) the parties thereto are party to the Intercompany Subordination Agreement; provided, that no such loans or advance shall be permitted if an Event of Default has occurred and is continuing and Agent has provided written notice to discontinue making such loans and advances.

“Permitted Investments” means:

(a)    Investments in cash and Cash Equivalents,

(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)    advances made in connection with purchases of goods or services in the ordinary course of business,

(d)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e)    Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Agreement, and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (measured by the amount actually invested) is not increased at any time above the amount of such Investments existing on the Closing Date,

(f)    guarantees permitted under the definition of Permitted Indebtedness,

(g)    Permitted Intercompany Advances,

(h)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)    deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)    (i) loans and advances to employees, officers, and directors of any Borrower or any Subsidiary of any Borrower for the purpose of purchasing Equity Interests in Accuride so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Accuride and in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding, and (ii) loans and advances to employees and officers of a Borrower or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding,

(k)    Permitted Acquisitions,

(l)    Investments in the form of capital contributions and the acquisition of Equity Interests made (i) by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Accuride) and (ii) by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party,

(m)    Investments resulting from entering into (i) Bank Product Agreements, or (ii) Hedge Agreements that are entered into for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrowers’ and their Subsidiaries’ operations and not for speculative purposes,

(n)    equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(o)    Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(p)    Investments in a Foreign Subsidiary; provided, that (i) immediately before and after giving effect thereto, the Payment Conditions are satisfied and (ii) the aggregate amount of all such Investments in such Foreign Subsidiary as permitted by this clause (p) and made after the Closing Date, when aggregated with all other Investments in any other Foreign Subsidiaries, shall not exceed $25,000,000 in the aggregate at any time outstanding plus the aggregate fair market value of assets contributed to such Foreign Subsidiaries as permitted by clause (n)(iii) of the definition of Permitted Dispositions,

(q)    Investments to the extent that payment for such Investment is made solely with Equity Interests (other than Disqualified Equity Interests) of Accuride or proceeds of Equity Interests of Accuride,

(r)    so long as no Event of Default has occurred and is continuing or would result therefrom, in addition to the Investments permitted by clauses (a) through (q) and (s) of this definition of Permitted Investments, additional Investments to or in another Person in an aggregate amount for all Investments made pursuant to this clause (r) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity Investments, not to exceed $7,500,000, and

(s)    in addition to the Investments permitted by the foregoing clauses (a) through (r), additional Investments by the Borrowers and the other Loan Parties not otherwise permitted hereby so long as the Payment Conditions would be satisfied both before and after giving effect to such additional Investments and any other Investments permitted hereunder, in aggregate; provided, that to the extent any Investment made pursuant to this clause (s) would constitute a “Permitted Acquisition”, the requirements of the definition of Permitted Acquisition must be met at the time of such Investment.

“Permitted Liens” means

(a)    Liens granted to secure the Obligations,

(b)    Liens for unpaid Taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) the underlying Taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)    judgement Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d)    Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)    the interests of lessors (and any Liens on lessor’s interest) under operating leases and licensors (and any Liens on licensors’ interest) under license agreements,

(f)    purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers and other like Liens imposed by law, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)    Liens incurred or deposits made to secure obligations of any Borrower or any Subsidiary of any Borrower in connection with worker’s compensation, unemployment insurance or other types of social security,

(i)    Liens incurred or deposits made to secure obligations of any Borrower or any Subsidiary of any Borrower in connection with the making or entering into of bids, tenders, statutory obligations, government contracts, performance bonds, leases or similar obligations in the ordinary course of business and not in connection with the borrowing of money,

(j)    Liens incurred or deposits made to secure reimbursement obligations of any Borrower or any Subsidiary of any Borrower with respect to surety or appeal bonds,

(k)    with respect to any Real Property, easements, rights-of-way, restrictions, other matters of record, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrowers and their Subsidiaries taken as a whole,

(l)    non-exclusive (which for this purpose shall not include any exclusive license for a limited geographical area) licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)    rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,

(o)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)    Liens solely on any cash earnest money deposits made by a Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r)    Liens assumed by any Borrower or any Subsidiary of a Borrower, or of any Borrower or any Subsidiary of any Borrower acquired, in connection with a Permitted Acquisition that secure Acquired Indebtedness,

(s)    leases or subleases granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrowers and their Subsidiaries, taken as a whole,

(t)    Liens on non-ABL Priority Collateral securing Indebtedness incurred under clauses (f), (m), (n) or (r) of the definition of Permitted Indebtedness so long as the Payment Conditions are satisfied both before and after giving effect to such Liens,

(u)    Liens in favor of the Senior Secured Noteholder Collateral Agent in and on the assets and properties of the Loan Parties constituting Collateral to secure the Senior Secured Notes Indebtedness permitted under clause (q) of the definition of Permitted Indebtedness, so long as those Liens are at all times subject to the terms of the Intercreditor Agreement,

(v)    Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of any Borrower or any Subsidiary of any Borrower; provided that such Lien secures only the obligations of such Borrower or such Subsidiary in respect of such letter of credit to the extent permitted under clause (w) of the definition of Permitted Indebtedness, and

(w)    other Liens on non-ABL Priority Collateral securing Obligations of the Borrowers and their Subsidiaries not otherwise permitted by Section 6.2 of the Agreement that (i) do not materially impair the use of such assets in the operation of the business of the Borrowers and any of their Subsidiaries and (ii) do not secure obligations in an aggregate principal amount exceeding $5,000,000 at any time outstanding.

“Permitted Priority Liens” means Liens described under clauses (b), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (r), (s), (t), or (u) of the definition of Permitted Liens.

“Permitted Protest” means the right of any Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), Taxes (other than payroll Taxes), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower or its Subsidiary, as applicable, in good faith, and (c) either (i) Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens upon any ABL Priority Collateral in any material respect or (ii) Agent shall have established a Reserve in an amount determined by Agent in its Permitted Discretion to address the effect of any potential Lien upon any ABL Priority Collateral.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 270 days after, the acquisition, construction or improvement of any fixed or capital assets for the purpose of financing all or any part of the cost of the acquisition, construction or improvement thereof, in an aggregate principal amount outstanding at any one time not in excess of $15,000,000.

“Permitted Refinancing Indebtedness” means any Indebtedness of any Borrower and its Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund Indebtedness permitted under clause (q) of the definitions of Permitted Indebtedness, or any Indebtedness issued to so extend, renew, refinance, replace, substitute or refund any such Indebtedness, so long as (a) such Indebtedness matures no earlier than six months after the Maturity Date and does not have any mandatory prepayment obligations prior to such maturity date (other than pursuant to customary asset sale and change of control provisions) and otherwise contains terms and conditions which are similar to the Senior Secured Notes, (b) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Indebtedness being refinance, and (c) such refinancing or renewal does not (i) increase the principal amount of such Indebtedness outstanding immediately prior to such refinancing or renewal other than as a result of the refinancing of accrued unpaid interest, premiums (including applicable prepayment premiums) or fees and the costs of issuing such refinancing Indebtedness or (ii) add guarantors, obligors or security from that which applied to such Indebtedness being refinanced or renewed.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Post-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14 of the Agreement.

“PPSA” means the Personal Property Security Act (Ontario), and the regulations promulgated thereunder and other applicable personal property security legislation of Canada or any applicable Canadian province or provinces in respect of the Canadian Loan Parties or Collateral (including the Civil Code of Quebec and the regulation respecting the register of personal and movable real rights promulgated thereunder) as all such legislation now exists or may from time to time hereafter be amended, modified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Pre-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14 of the Agreement.

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Measurement Period, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Measurement Period, (b) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Measurement Period, as if such Indebtedness had been retired or repaid on the first day of such Measurement Period, and (c) any Permitted Acquisition or any Permitted Disposition pursuant to clause (n), (p) or (q) of the definition of Permitted Dispositions then being consummated as well as any other Permitted Acquisition or any other Permitted Disposition pursuant to any of such clauses if consummated after the first day of the relevant Measurement Period and on or prior to the date of the calculation of the applicable covenant, with the following rules to apply in connection therewith:

(i)           all Indebtedness (x) (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Measurement Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Measurement Period and remain outstanding through the date of determination (and thereafter, in the case of any Projections) and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Measurement Period shall be deemed to have been retired or redeemed on the first day of such Measurement Period and remain retired through the date of determination (and thereafter, in the case of any Projections);

(ii)    all Indebtedness assumed to be outstanding pursuant to the preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when the same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while the same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while the same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(iii)           in making any determination of EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any Permitted Disposition pursuant to clause (n), (p) or (q) of the definition of Permitted Dispositions if effected after the first day of the relevant Measurement Period, as applicable, as if the same had occurred on the first day of the relevant Measurement Period.

For purposes of this definition, “relevant Measurement Period” means the Measurement Period most recently ended prior to the date of such calculation, or, as applicable, the Permitted Acquisition, Permitted Disposition or other event requiring such Pro Forma Basis calculation, for which financial statements have been delivered to Agent pursuant to clause (a), (c) or (e) of Schedule 5.1 to the Agreement, as applicable.

“Projections” means Borrowers’ forecasted (a) balance sheets, (b) statement of income, and (c) statement of cash, all prepared on a basis consistent with Borrowers’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a)     with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b)     with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination, but giving effect to any assignments made thereafter pursuant to Section 13.1,

(c)      with respect to a Lender’s obligation to make all or a portion of the FILO Term Loan, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the FILO Term Loan, and with respect to all other computations and other matters related to the FILO Term Loan Commitments or the FILO Term Loan, the percentage obtained by dividing (i) the FILO Term Loan Exposure of such Lender by (ii) the aggregate FILO Term Loan Exposure of all Lenders, and

(d)     with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure and FILO Term Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure and FILO Term Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination, but giving effect to any assignments made thereafter pursuant to Section 13.1.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Accuride issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by a Borrower or a Subsidiary of a Borrower in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.

“Qualified Equity Interest” means and refers to any Equity Interests issued by Accuride (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Property” means any estates or interests in real (immovable) property now owned or hereafter acquired by any Borrower or a Subsidiary of a Borrower and the improvements thereto.

“Real Property Collateral” means (a) the Real Property owned by a Loan Party and identified on Schedule R-1 to the Agreement, (b) any Real Property hereafter acquired by any Loan Party with a fair market value in excess of $3,000,000, and (c) any Real Property hereafter acquired by any Loan Party that is or becomes Senior Secured Notes Priority Collateral or otherwise subject to the Liens of the Senior Secured Noteholder Collateral Agent pursuant to the Senior Secured Notes Documents.

“Receivable Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts or the Maximum Revolver Amount.

“Recipient” means (a) Agent, (b) any Lender, (c) any Participant and (d) any Issuing Bank, as applicable.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Borrower or any Subsidiary of any Borrower.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums and penalties paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)    such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended,

(c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d)    the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, and

(e)    the terms of Indebtedness that is refinanced, renewed, or extended and of any agreement entered into and of any instrument issued in connection therewith, are not prohibited by the Loan Documents.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Availability” means, as of any date, that the sum of (a) Excess Availability, plus (b) the amount of unrestricted cash and Cash Equivalents of Borrowers and their Subsidiaries (not to exceed $5,000,000) equals or exceeds $40,000,000, in each case as of such date.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the sum of (a) the aggregate Revolving Loan Exposure of all Lenders, plus (b) the aggregate FILO Term Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure and FILO Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Reserves” means, as of any date of determination, those reserves (other than Receivable Reserves, Bank Product Reserves, and Inventory Reserves) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that any Borrower or any Subsidiary of a Borrower are required to pay under any Section of the Agreement or any other Loan Document (such as Taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by any Borrower or any Subsidiary of a Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other Taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount.  Without limiting the foregoing, Agent may establish Canadian Priority Payables Reserves with respect to any Collateral that is located or deemed located in Canada (or any province or territory thereof).

“Responsible Officer” means the chief executive officer, president, chief financial officer, general counsel, treasurer, controller or assistant treasurer of a Borrower or, if the context requires, a Loan Party.

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by the Accuride (including any payment in connection with any merger or consolidation involving Accuride) or to the direct or indirect holders of Equity Interests issued by Accuride in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Accuride), (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving) any Equity Interests issued by Accuride, and (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Accuride now or hereafter outstanding.

“Restructuring Charges” has the meaning set forth in the definition of EBITDA.

“Revolver Commitment” means, with respect to each Revolving Lender and at any time, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case at such time as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement (as adjusted in accordance with the footnote in such Schedule C-1) or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement or reduced pursuant to the provisions of Section 2.4(c)(i) of the Agreement.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Lender” means a Lender that has a Revolver Commitment or that has an outstanding Revolving Loan.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, and (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Secured Noteholder Collateral Agent” means Deutsche Bank Trust Company Americas in its capacity as noteholder collateral agent under the Senior Secured Notes Documents, and its successors and assigns in such capacity.

“Senior Secured Noteholders” means the holders of the Senior Secured Notes.

“Senior Secured Notes” means Accuride’s 9.5% Senior Secured Notes due August 1, 2018, issued pursuant to the Senior Secured Notes Indenture, as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms of the Intercreditor Agreement.

“Senior Secured Notes Documents” means the Senior Secured Notes, the Senior Secured Notes Indenture, the Senior Secured Notes Security Documents and all other documents executed and delivered with respect to the Senior Secured Notes or Senior Secured Notes Indenture, as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms of the Intercreditor Agreement.

“Senior Secured Notes Indebtedness” means the Indebtedness evidenced by the Senior Secured Notes Documents.

“Senior Secured Notes Indenture” means the Indenture, dated as of July 29, 2010, among Accuride as issuer, the guarantors party thereto, and Wilmington Trust FSB, as trustee, as in effect on the Closing Date and as thereafter amended, modified and/or supplemented from time to time in accordance with the terms of the Intercreditor Agreement.

“Senior Secured Notes Priority Collateral” means any and all Collateral other than the ABL Priority Collateral.

“Senior Secured Notes Security Documents” means the “Security Documents” as defined in the Senior Secured Notes Indenture.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Spot Rate” means, for a currency, the rate determined by Agent to be the rate quoted by Wells Fargo acting in such capacity as the spot rate for the purchase by Wells Fargo of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, that Agent may obtain such spot rate from another financial institution designated by Agent if Wells Fargo acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subordinated Indebtedness” means any unsecured Indebtedness of any Borrower or any Subsidiary of a Borrower incurred from time to time that is subordinated in right of payment to the Obligations and (a) that is only guaranteed by the Loan Parties, (b) that is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (c) that does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement and is otherwise on terms and conditions reasonably acceptable to Agent, (d) shall be limited to cross-payment default and cross-acceleration to designated “senior debt” (including the Obligations), and (e) the terms and conditions of the subordination are (i) on customary terms for market offerings of subordinated debt by issuers with a credit rating comparable to Accuride, which are reasonably acceptable to Agent (whose approval shall not be unreasonably withheld, conditioned or delayed) or (ii) otherwise on terms satisfactory to the Required Lenders.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Supermajority Lenders” means, at any time, Lenders holding more than 75% of the sum of (a) the aggregate Revolving Loan Exposure of all Lenders, plus (b) the aggregate FILO Term Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure and FILO Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (ii) at any time there are 2 or more Lenders, “Supermajority Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Lender” means Wells Fargo or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Syndication Agent” has the meaning set forth in the preamble to the Agreement.

“Synthetic Lease” means a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Total Debt” means, on any date of determination, the sum of (without duplication) (a) all Indebtedness of Borrowers and their Subsidiaries (on a consolidated basis) that would be required to be reflected as debt or a Capital Lease on the liability side of a consolidated balance sheet of Borrowers and their Subsidiaries in accordance with GAAP, (b) all Indebtedness of Borrowers and their Subsidiaries consisting of (i) obligations, contingent or otherwise, of Borrowers and their Subsidiaries under acceptance, letter of credit or similar facilities issued for the account of Borrowers and their Subsidiaries (including unpaid drawings thereof and reimbursement obligations relating thereto, but excluding amounts available to be drawn (i.e., unfunded amounts) in respect thereof, from any such determination) and (ii) Off-Balance Sheet Liabilities of Borrowers and their Subsidiaries, and (c) all Contingent Obligations of Borrowers and their Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (a) and (b), provided that the amount of Indebtedness in respect of Hedge Agreements shall be at any time the unrealized net loss position, if any, of any Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one (1) month prior to such time.

“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“United States” means the United States of America.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of the Agreement.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned Subsidiary” means, as to any Person, (i) any corporation 100% of whose Equity Interests (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest at such time.

“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SCHEDULE 3.1

Conditions Precedent

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender. or waiver (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)           the Closing Date shall occur on or before July 11, 2013;

(b)           Agent shall have received each of the following documents, in form and substance reasonably satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:

(i)         the Control Agreements for the following securities intermediaries or banks:

(A)           Fifth Third Bank, and

(B)           JPMorgan Chase Bank, N.A.,

(ii)         the Copyright Security Agreement,

(iii)         the Fee Letter,

(iv)         the Flow of Funds Agreement,

(v)         the Foreign Pledge Agreements,

(vi)         the Guaranty and Security Agreement,

(vii)         the Intercompany Subordination Agreement,

(viii)         the Intercreditor Amendment,

(ix)         a Perfection Certificate,

(x)         the Patent Security Agreement,

(xi)         the Trademark Security Agreement, and

(xii)         a letter, in form and substance reasonably satisfactory to Agent, from Deutsche Bank Trust Company Americas, in its capacity as administrative agent and security agent under the Existing Credit Facility (“Existing Agent”) to Agent with regard to the amount necessary to repay in full all of the obligations of the Loan Parties and their Subsidiaries owing under the Existing Credit Facility and the other related loan documentation and obtain a release of all of the Liens existing in favor of Existing Agent in and to the assets of the Loan Parties and their Subsidiaries, together with termination statements and other documentation evidencing the termination by Existing Agent of its Liens in and to the properties and assets of the Loan Parties and their Subsidiaries;

(c)           Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s Board of Directors (or other applicable governing body) authorizing its execution, delivery, and performance of the Loan Documents to which it is a party and authorizing specific officers (or of the manager or managing member) of such Loan Party to execute the same, and (ii) attesting to the incumbency and signatures of such specific officers;

(d)           Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be (i) certified by an officer (or of the manager or managing member) of such Loan Party, and (ii) with respect to Governing Documents that filed with a Governmental Authority, certified as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate Governmental Authority;

(e)           Agent shall have received a certificate of status with respect to each Loan Party, certified as of a recent date (not more than 45 days prior to the Closing Date), such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(f)           Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(g)           Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Agreement, the form and substance of which shall be reasonably satisfactory to Agent, evidencing compliance with the provisions of Section 5.6 of the Agreement;

(h)           Agent shall have received Collateral Access Agreements with respect to the locations set forth on Schedule 4.24 to the Agreement (or established a Landlord Reserve in its Permitted Discretion in accordance with Section 2.1(c) of the Agreement or received notice from Borrowers that the Inventory at such location shall be excluded from the Borrowing Base);

(i)           Agent shall have received an opinion of each counsel to the Loan Parties in form and substance satisfactory to Agent, including, without limitation, opinions of local counsel in respect of each Mortgage and each of the Foreign Pledge Agreements, covering matters which are customarily covered by opinions in similar transactions;

(j)           Borrowers shall have the Required Availability after giving effect to the initial extensions of credit under the Agreement and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under the Agreement or the other Loan Documents;

(k)           Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrowers’ and their Subsidiaries’ books and records and verification of Borrowers’ representations and warranties to Lender Group, (ii) an inspection of each of the locations where Borrowers’ and their Subsidiaries’ Inventory is located, (iii) a review of Borrowers’ and their Subsidiaries’ material agreements, and (iv) a review of the results of a recent field examination conducted by KPMG and a recent Inventory appraisal conducted by Hilco, in the case of the foregoing clauses (i) through (iv), the results of which shall be satisfactory to Agent;

(l)           Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for each Loan Party’s senior management and key principals, the results of which shall be satisfactory to Agent;

(m)           Agent shall have received an appraisal of the Net Recovery Percentage applicable to Borrowers’ and their Subsidiaries’ Inventory, the results of which shall be satisfactory to Agent;

(n)           Agent shall have received a set of Projections of Borrowers for the 3 year period following the Closing Date (on a year by year basis, and for the current year period of the Closing Date, on a fiscal quarter by fiscal quarter basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

(o)           Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents;

(p)           Agent shall have received (i) flood hazard determination forms with respect to each parcel comprising the Real Property Collateral, in form and substance reasonably satisfactory to Agent, together with, if any such flood hazard determination form states that the applicable parcel of Real Property Collateral is in a flood zone, a flood insurance policy covering such parcel, in amount, form and substance reasonably satisfactory to Agent and (ii) mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company reasonably satisfactory to Agent (each a “Mortgage Policy” and, collectively, the “Mortgage Policies”) in amounts reasonably satisfactory to Agent assuring Agent that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance reasonably satisfactory to Agent;

(q)           Agent shall have received copies of each of the material Senior Secured Notes Documents, together with a certificate of the Secretary of Administrative Borrower certifying each such document as being a true, correct, and complete copy thereof;

(r)           Agent shall have received reasonably satisfactory evidence that the Senior Secured Noteholder Collateral Agent has in its possession the originals of any pledged Collateral representing all of the issued and outstanding Equity Interests constituting certificated Collateral under the Loan Documents, in each case together with stock powers (or the equivalent) duly executed in blank with respect thereto;

(s)           each Loan Party shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by such Loan Party of the Loan Documents or with the consummation of the transactions contemplated thereby; and

(t)           Agent shall have received Revolver Commitments from one or more lenders acceptable to Agent and Accuride (such acceptance by Accuride not to be unreasonably withheld or delayed) in an aggregate amount of not less than $25,000,000.

SCHEDULE 5.1

Financial Statements, Reports, Certificates

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 90 days after the end of each of Borrowers’ fiscal years,

(a)consolidated financial statements of Accuride and its Subsidiaries for each such fiscal year (such audited financial statements to include a balance sheet, a statement of income, a statement of cash flow and a statement of shareholder’s equity, accompanied by (i) a corresponding discussion and analysis of the important operational and financial developments during the fiscal year from management, (ii) an opinion which shall be unqualified as to the scope of the audit and as to the going concern status of Accuride and its Subsidiaries, taken as a whole, of Deloitte & Touche LLP or other independent certified public accountants reasonably acceptable to Agent, (iii) if prepared, such accountants’ letter to management, and (iv) a certificate of such independent public accountants to the Lender Group stating that in the course of the regular audit of the business of Accuride and its Subsidiaries which audit was conducted by such independent public accountants in accordance with generally accepted auditing standards, such independent public accountants obtained no knowledge that a Default or Event of Default has occurred and is continuing, or if, in the opinion of such independent public accountants, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, and
(b)a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable.

as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters during each of Borrowers’ fiscal years,

(c)an unaudited consolidated balance sheet, statement of income, statement of cash flow and statement of shareholder’s equity covering Borrowers’ and their Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of the important operational and financial developments during such quarter from management, and
(d)a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable.

during an Enhanced Reporting Period, within 30 days after the end of each of the first two months in each fiscal quarter during each of Borrowers’ fiscal years,

    (e)an unaudited consolidated balance sheet, statement of income and statement of cash flow covering Borrowers’ and their Subsidiaries’ operations during such period and compared to the prior period and plan, and
    (f)a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable.

as soon as available, but in any event no later than 60 days after the beginning of each of Borrowers’ fiscal years,

(g)copies of Borrowers’ Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, fiscal quarter by fiscal quarter, certified by the chief financial officer, controller or treasurer of Accuride as being prepared in good faith on the basis of estimates and assumptions which were believed to be reasonable and fair in the light of conditions existing at the time made.

if and when filed by any Borrower,

(h)Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,
(i)any other filings made by a Borrower with the SEC, and
(j)any other information that is provided by a Borrower to its shareholders generally.

promptly, but in any event within 5 Business Days after any Responsible Officer of any Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(k)notice of such event or condition and a statement of the action that Borrowers propose to take with respect thereto.
promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on any Borrower or any Subsidiary of any Borrower,

(l)notice of any action, suit, or proceeding brought by or against any Borrower or any Subsidiary of any Borrower before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

promptly, but in any event within 5 Business Days after any Authorized Person has knowledge of any loss exceeding $2,000,000 covered by Borrowers’ or their Subsidiaries’ casualty or business interruption insurance,

(m)notice of such loss.
upon the request of Agent,	(n)any other information reasonably requested relating to the financial condition of Borrowers or their Subsidiaries.

SCHEDULE 5.2

Collateral Reporting

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (no later than the 20th day of each month) or, during an Enhanced Reporting Period, weekly (no later than the third Business Day of each week for the prior week)

    (a) an executed Borrowing Base Certificate,
    (b) a detailed aging, by total, of Borrowers’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),
    (c) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,
    (d) a detailed Inventory system/perpetual report together with a reconciliation to Borrowers’ general ledger accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),
    (e) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,
    (f) a summary aging, by vendor, of Borrowers’ and their Subsidiaries’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks,
    (g) a detailed report regarding Borrowers’ and their Subsidiaries’ cash and Cash Equivalents, and
    (h) a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers’ general ledger.

Quarterly (no later than the 45th day of each quarter)

    (i) a reconciliation of Accounts, trade accounts payable, and Inventory of Borrowers’ general ledger accounts to Borrowers’ quarterly financial statements including any book reserves related to each category.

Quarterly

    (j) a report regarding Borrowers’ and their Subsidiaries’ accrued, but unpaid, ad valorem taxes, and
    (k) a Perfection Certificate or a supplement to the Perfection Certificate (if applicable for such quarterly period).

Annually	(l) a detailed list of Borrowers’ and their Subsidiaries’ customers, with address and contact information.
Promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC,	(m) copies of each annual and other report with respect to each Pension Plan or any trust created thereunder.
Promptly upon becoming aware of the occurrence of any Notification Event,

    (n) a written notice signed by a financial officer of the Administrative Borrower, specifying the nature thereof, what action the Loan Parties propose to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

Promptly upon receipt thereof,

    (o) copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Pension Plan, and
    (p) a copy of each estimate of withdrawal liability received by any Loan Party or ERISA Affiliate from a Multiemployer Plan.

Promptly following its preparation after the conclusion of each Pension Plan’s plan year

    (q) a copy of the actuarial report prepared for purposes of determining a Loan Party’s or ERISA Affiliate’s minimum funding obligations under Sections 412 and 430 of the IRC with respect to each Pension Plan.

Upon request by Agent

    (r) copies of purchase orders and invoices for Inventory and Equipment acquired by any Borrower or any Subsidiary of any Borrower,
    (s) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrowers’ and their Subsidiaries’ Accounts, and
    (t) such other reports as to the Collateral or the financial condition of Borrowers and their Subsidiaries, as Agent may reasonably request.

SCHEDULE 5.16

Post-Closing Matters

Complete each of the tasks and other items set forth below at the following times (or such later date as Agent may agree in writing) in a manner satisfactory to Agent:

No later than 30 days after the Closing Date
Administrative Borrower shall deliver to Agent the Mortgages for the Real Property located at the following locations, together with policies of title insurance, flood certificates, legal opinions and such other documentation reasonably requested by Agent with respect to all Real Property owned in fee and subject to a mortgage, in each case, in form and substance reasonably satisfactory to Agent:
(a)          2315 Adams Lane, Henderson, Kentucky,
(b)          302 Peoples Ave., Rockford, Illinois,
(c)          801 County Road 15, Elkhart, Indiana,
(d)          200 Park Avenue, Brillion, Wisconsin,
(e)          111 Industrial Drive, Portland, Tennessee,
(f)          4800 Gateway Blvd., Springfield, Ohio, and
(g)          30 Hengst Drive, Camden, South Carolina.

No later than 60 days after the Closing Date
Administrative Borrower shall deliver to Agent the Mortgages for the Real Property located at the following locations (unless such Real Property has been sold in the Imperial Sale prior to the date 60 days after the Closing Date), together with policies of title insurance, flood certificates, legal opinions and such other documentation reasonably requested by Agent with respect to all Real Property owned in fee and subject to a mortgage, in each case, in form and substance reasonably satisfactory to Agent:
(h)          2188 E. Highway 380, Decatur, Texas
(i)          206 Maurin Road, Chehalis, Washington; and
(j)          4969 Stepp Place and 5155 Cougar Trail Road, Dublin, Virginia.

No later than 60 days after the Closing Date
(k)          Either (i) Administrative Borrower shall deliver to Agent a Control Agreement among, inter alia, Accuride, Agent, Senior Secured Noteholder Collateral Agent and Royal Bank of Canada, covering account number 1003127 (the “Existing RBC Account”) maintained by Accuride (through Fifth Third Bank) at Royal Bank of Canada, in form and substance reasonably satisfactory to Agent or (ii) Administrative Borrower shall complete each of the following:
(A)            Establish and maintain a new Deposit Account at Royal Bank of Canada in the name of Accuride (the “New RBC Account”),
(B)            Take all reasonable steps and issue all necessary instructions (x) to cause each Account Debtor to cease remitting payments to the Existing RBC Account and/or any related lockboxes and instead remit all such payments to the New RBC Account or related lockbox; and (y) to cause all amounts constituting proceeds of Accounts deposited in or otherwise received in the Existing RBC Account to be transferred, on a periodic basis acceptable to Agent, to the New RBC Account, and
(C)            Deliver to Agent a Control Agreement among Accuride, Agent, Senior Secured Noteholder Collateral Agent and Royal Bank of Canada, covering the New RBC Account, in form and substance reasonably satisfactory to Agent.

No later than 18 calendar months after the Closing Date
Provided that Wells Fargo offers depository and treasury management services on an equal or more competitive basis than other similarly situated depository and treasury management service providers in the reasonable opinion of the Administrative Borrower,
(l)          Establish and maintain the Loan Parties’ primary depository and treasury management relationships with Wells Fargo or one or more of its Affiliates;
(m)          Cease using Deposit Accounts being used by Loan Parties as their primary depositary and treasury management Deposit Accounts (each, a “Subject Account”), and instead utilize the treasury-management system established with Wells Fargo or one or more of its Affiliates for all such purposes;
(n)          Take all reasonable steps and issue all necessary instructions (i) to cause each Account Debtor to cease remitting payments to any Subject Account and/or any related lockboxes and instead remit all such payments to a Deposit Account or related lockbox that is maintained with Wells Fargo or one of its Affiliates and is subject to a Control Agreement in favor of Agent and Senior Secured Noteholder Collateral Agent; and (ii) to cause all amounts deposited in or otherwise held in any Subject Account to be transferred, on a periodic basis acceptable to Agent, to a Deposit Account that is maintained with Wells Fargo or one of its Affiliates and is subject to a Control Agreement in favor of Agent and Senior Secured Noteholder Collateral Agent; and
(o)          Cause each Subject Account and any related lockboxes to be closed and all funds deposited or otherwise held therein to be transferred to a Deposit Account that is maintained with Wells Fargo or one of its Affiliates and is subject to a Control Agreement in favor of Agent and Senior Secured Noteholder Collateral Agent.

No later than 5 Business Days after the Closing Date
(p)          Administrative Borrower shall deliver to Agent a true and correct copy of (i) the re-issued stock certificate number 2 representing 1,000 shares of common stock of Accuride Cuyahoga Falls, Inc., together with the related stock power undated and executed by Accuride in blank, (ii) the re-issued stock certificate number 2 representing 1,000 shares of common stock of JAII Management Company, together with the related stock power undated and executed by Transportation Technologies Industries, Inc. in blank, and (iii) evidence of receipt by the Senior Secured Noteholder Collateral Agent of the originals of the stock certificates and stock powers described in the immediately foregoing clauses (i) and (ii), in each case, in form and substance reasonably satisfactory to Agent.